Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

BAIN CAPITAL SPECIALTY FINANCE, INC.,
as the Borrower,

BCSF HOLDINGS, LP,
 as the Feeder Fund,

and

BCSF HOLDINGS INVESTORS, L.P.,
as the Feeder Fund General Partner

SUMITOMO MITSUI BANKING CORPORATION,
as Sole Lead Arranger, Administrative Agent, Letter of Credit Issuer and Lender

December 22, 2016

		Page

SECTION 1.	DEFINITIONS	1

1.01	Defined Terms	1
1.02	Other Definitional Provisions	27
1.03	Times of Day	28
1.04	Accounting Terms	28
1.05	Letter of Credit Amounts	28
1.06	Exchange Rates; Currency Equivalents	28
1.07	Additional Alternative Currencies	29
1.08	Certifications	29

SECTION 2.	LOANS AND LETTERS OF CREDIT	29

2.01	Revolving Credit Commitment	29
2.02	Borrowings, Conversions and Continuations of Loans	30
2.03	Minimum Loan Amounts	31
2.04	Funding	31
2.05	Interest	31
2.06	Determination of Rate	32
2.07	Letters of Credit	32
2.08	Payment of Borrower Guaranties	40
2.09	Use of Proceeds and Letters of Credit	40
2.10	Unused Commitment Fee	40
2.11	Administrative Agent and Arranger Fees	40
2.12	Letter of Credit Fees	41
2.13	Computation of Interest and Fees	41
2.14	Increase in the Maximum Commitment	41
2.15	Extension of Stated Maturity Date	43
2.16	Cash Collateral	43
2.17	Defaulting Lenders	44

SECTION 3.	PAYMENT OF OBLIGATIONS	47

3.01	Notes	47
3.02	Payment of Interest	47
3.03	Payments of Obligation	48
3.04	Mandatory Prepayment	49
3.05	Voluntary Prepayments	50
3.06	Reduction or Early Termination of Commitments	50
3.07	Lending Office	51

SECTION 4.	CHANGE IN CIRCUMSTANCES	51

4.01	Taxes	50
4.02	Illegality	55
4.03	Inability to Determine Rates	56
4.04	Increased Costs Generally	56

i

(continued)

(continued)

(continued)

SCHEDULES

SCHEDULE I:	Commitments
SCHEDULE II:	Addresses for Notices

EXHIBITS

EXHIBIT A:	Schedule of Investors
EXHIBIT B:	Form of Revolving Credit Note
EXHIBIT C:	Form of Loan Notice
EXHIBIT D:	Form of Request for Letter of Credit
EXHIBIT E:	Form of Qualified Borrower Promissory Note
EXHIBIT F:	Form of Qualified Borrower Letter of Credit Promissory Note
EXHIBIT G:	Form of Borrower Guaranty
EXHIBIT H -1:	Form of Borrower Security Agreement
EXHIBIT H -2:	Form of Feeder Fund Security Agreement
EXHIBIT I -1:	Form of Borrower Collateral Account Pledge
EXHIBIT I -2:	Form of Feeder Fund Collateral Account Pledge
EXHIBIT J:	[Reserved]
EXHIBIT K:	[Reserved]
EXHIBIT L:	Form of Assignment and Assumption
EXHIBIT M:	Form of Compliance Certificate
EXHIBIT N:	Form of Facility Increase Request
EXHIBIT O:	Form of Facility Extension Request
EXHIBIT P:	Forms of U.S. Tax Compliance Certificates

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Credit Agreement”) is dated as of December 22, 2016 by and among BAIN CAPITAL SPECIALTY FINANCE, INC., a Delaware corporation (the “Borrower”), BCSF HOLDINGS, LP, a Delaware limited partnership (“Feeder Fund”), SUMITOMO MITSUI BANKING CORPORATION  (in its individual capacity, “SMBC”), as Administrative Agent (as hereinafter defined) and the Lenders (as hereinafter defined).

The Borrower has requested that the Lenders make loans and cause the issuance of letters of credit to the Borrower and Qualified Borrowers for the principal purposes of providing working capital to the Borrower; financing the costs and other expenses to be incurred by the Borrower in connection with making investments permitted under the Constituent Documents (as hereinafter defined); and financing the costs of other undertakings and activities by the Borrower and for other purposes permitted under the Constituent Documents (as hereinafter defined);

The Lenders are willing to lend funds and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

SECTION 1.        DEFINITIONS.

1.01        Defined Terms.  For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1 or in the Section or recital referred to:

“ABR Loan” means a Loan that bears interest based on the Alternate Base Rate.

“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Administrative Agent” means SMBC in its capacity as administrative agent under this Credit Agreement and the other Loan Documents until the appointment of a successor administrative agent pursuant to the terms of this Credit Agreement and, thereafter, shall mean such successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address or account as set forth in Section 13.07, or such other U.S. address  or, as appropriate, U.S. account as Administrative Agent may from time to time notify the Borrower and the Lenders.

“Advisor” means BCSF Advisors, LP, a Delaware limited partnership.

“Affected Party” is defined in Section 13.20.

“Affiliate” of any Person means a specified Person that, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person (whether or not existing on the Closing Date).

“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of SMBC in its capacity as Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement Currency” is defined in Section 13.22.

“Alternate Base Rate” means the rate per annum equal to the greatest of (a) the Prime Rate plus 0.40%; (b) LIBOR (for Dollar deposits in minimum amounts of at least $5,000,000 for a period equal to one month) plus the Applicable Margin; or (c) the Federal Funds Rate plus 0.90%.

“Alternative Currencies” means: (a) Euro; (b) Sterling; and (c) such other currencies approved by the Administrative Agent, all Lenders and the Letter of Credit Issuer, each in its sole discretion, and available to the Borrowers from time to time for Loans and the issuance of Letters of Credit hereunder.

“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined, for each Loan Party, as applicable.

“Applicable Margin” means, 140 basis points (1.40%) per annum.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Maximum Commitment represented by the amount of such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.17.  If the Commitment of each Lender to make Loans and the obligation of the Letter of Credit Issuer to make L/C Credit Extensions has been terminated pursuant to Section 11.02 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule I (or a replacement Schedule I issued by the Administrative Agent from time to time to the extent new Lenders become party hereto or the Commitments of Lenders change) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Requirement” means, for any Included Investor that is (or whose Credit Provider, if applicable, is): (a) a Bank Holding Company, Adequately Capitalized status or better and a Rating of BBB/Baa2 or higher; (b) an insurance company, a Rating by A.M. Best Company of A- or higher and a Rating of BBB/Baa2 or higher; (c) an ERISA Investor, or the trustee or nominee of an ERISA Investor, in addition to the Sponsor’s Rating of BBB/Baa2 or higher, a minimum Funding Ratio for the pension fund based on the Rating of the Sponsor of the pension fund as follows:

Sponsor Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB+/Baa1 or lower	80%

(d)           a Governmental Plan Investor or the Responsible Party with respect to such Governmental Plan Investor, in addition to the Responsible Party’s Rating of BBB+/Baa1 or higher, a minimum Funding Ratio for the pension fund based on the Rating of the Responsible Party as follows:

Responsible Party Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB+/Baa1 or lower	80%

and (e) otherwise a Rated Investor, or its sponsor or responsible party, a Rating of BBB/Baa2 or higher.

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating.  In the event that the Ratings are not equivalent, the Applicable Requirement shall be based on the lowest of the Ratings.  If any Person has only one Rating, then that Rating shall apply.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of the settlement for such Alternative Currency as may be determined by Administrative Agent or the Letter of Credit Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means SMBC, in its capacity as sole lead arranger.

“Assignee” is defined in Section 13.11(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.11(b)(iii)), and accepted by Administrative Agent, in substantially the form of Exhibit L or any other form (including electronic documentation generated by electronic platforms) approved by Administrative Agent.

“Attributable Indebtedness” means, on any date: (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Auto-Extension Letter of Credit” is defined in Section 2.07(b)(iii).

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Amount” means, at any time, the Dollar Equivalent of the lesser of: (a) the Maximum Commitment; or (b) ninety percent (90%) of the Unfunded Commitments of the Included Investors.

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-in Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the

implementing law for such EEA Member Country from time to time which is described in the EU Bail-in Legislation Schedule.

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended, or a non-bank subsidiary of such bank holding company.

“Borrower” is defined in the preamble hereto.

“Borrower Guaranty” means an unconditional guaranty of payment in the form of Exhibit G, enforceable against the Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders; and “Borrower Guaranties” means such guaranties, collectively.

“Borrower Parties” means the Borrower and each Qualified Borrower, and “Borrower Party” means any one of them.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of LIBOR Loans, having the same Interest Period, made by each of the Lenders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and;

(a)           if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in respect of any LIBOR Rate Loan denominated in Dollars, or any other dealings to be carried out pursuant to this Credit Agreement or the other Loan Documents in respect of any such LIBOR Rate Loan denominated in Dollars (or any ABR Loan as to which the interest rate is determined by reference to LIBOR), any day that is a day for trading by and between banks in deposits in Dollars in the London interbank market;

(b)           if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in respect of any LIBOR Rate Loan denominated in Euro, or any other dealings to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Rate Loan denominated in Euro, a TARGET day;

(c)           if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Sterling, any fundings, disbursements, settlements and payments in respect of any LIBOR Rate Loan denominated in Sterling, or any other dealings to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Rate Loan denominated in Sterling, any day on which dealings in deposits in the relevant currency are conducted by and between banks in the London; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in respect of any LIBOR Rate Loan denominated in an Alternative Currency (other than Euro or Sterling), or any other dealings in such Alternative Currency to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Rate Loan (other than any interest rate settings), any day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Call” means a call upon all or any of the Investors for payment of all or any portion of their Unfunded Commitments.

“Capital Call Notice” means any notice sent to an Investor for the purpose of making a Capital Call.

“Capital Commitment” means, for any Investor, its “Capital Commitment” as set forth in the applicable Constituent Documents of a Borrower or Feeder Fund, provided that for the purposes of any Loan Document, shall exclude any such commitments: (a) an Investor has subscribed to in respect of Holdings I (whether in the form of debt or equity commitments); (b) an Investor has subscribed to in respect of “Class B Interests” of the Feeder Fund; and (c) an Investor has subscribed to in respect of the Advisor or allocated to the Advisor by the Feeder Fund General Partner as set forth in the Fee Sharing Agreement for such Investor.

“Capital Contribution” means, for any Investor, any contribution of capital made to the Borrower or Feeder Fund in response to a Capital Call.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” shall have a meaning correlative to the definition of “Cash Collateralize” below and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer and the Lenders, as collateral for the Letter of Credit Obligations or obligations of the Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances, or, if the Administrative Agent and the Letter of Credit Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to: (a) the Administrative Agent; and (b) the Letter of Credit Issuer.

“Cause Event” means any event described in Section 3.1.2(i) and (ii) of the Partnership Agreement.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any one or more of the following events: (a) Bain Capital, LP shall cease to Control any Loan Party or General Partner, or (b) the Feeder Fund General Partner shall cease to Control the Feeder Fund.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 7.01 are satisfied or waived.

“Code” means the United States Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Collateral” is defined in Section 5.01.

“Collateral Account” means each of the following:

(a) with respect the Borrower, the following account:

Collateral Account:

Bank:	Sumitomo Mitsui Banking Corporation
Account Number:
Reference:	Bain Capital Specialty Finance, Inc.

Wire Transfer Instructions for Collateral Account:

Bank:	Citibank, N.A., New York, New York
Account Name:	Sumitomo Mitsui Banking Corporation
Account Number:
ABA Number:
For further credit to:	Sumitomo Mitsui Banking Corporation
Account Number:
Reference:	Bain Capital Specialty Finance, Inc.

(b) with respect to the Feeder Fund, the following account:

Collateral Account:

Bank:	Sumitomo Mitsui Banking Corporation
Account Number:
Reference:	BCSF Holdings, LP

Wire Transfer Instructions for Collateral Account:

Bank:	Citibank, N.A., New York, New York
Account Name	Sumitomo Mitsui Banking Corporation
Account Number:
ABA Number:
For further credit to:	Sumitomo Mitsui Banking Corporation
Account Number:
Reference:	BCSF Holdings, LP

“Collateral Account Pledge” means each Pledge of Collateral Account in substantially the form of Exhibit I -1 or Exhibit I -2.

“Collateral Documents” means the security agreements, financing statements, assignments, and other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement and any documents or instruments amending or supplementing the same, including, without limitation, the Security Agreements, the Collateral Account Pledges and the Control Agreements.

“Commitment” means, as to each Lender, its obligation to: (a) make Loans to the Borrower pursuant to Section 2.01; and (b) purchase risk participations in Letters of Credit; in the Dollar Equivalent of an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Compliance Certificate” is defined in Section 9.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any entity, its constituent or organizational documents and related Subscription Agreements, Side Letters, Funding and Support Letters and Fee Sharing Agreements, including: (a) in the case of any partnership, exempted limited partnership, joint venture, trust or other form of business entity, the partnership, exempted limited partnership, joint venture or other applicable agreement of formation (including, for the avoidance of doubt, the Partnership Agreement) and any agreement, instrument, filing, certificate or notice with respect thereto filed or issued in connection with its formation with or by the secretary of state or registrar or other department in the state or country of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, its articles or certificate of formation and its operating agreement or limited liability company agreement; and (c) in the case of a corporation or exempted company, its certificate or articles of incorporation, its memorandum and articles of association, its bylaws, or private placement memorandum (including, for the avoidance of doubt, the Private Placement Memorandum of the Borrower dated June 2016) in each case, as amended from time to time in accordance with this Credit Agreement.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests, or of the ability to exercise voting power by contract or otherwise.

“Control Agreement” means each blocked account agreement or depository acknowledgement among the Borrower or the Feeder Fund, the Administrative Agent and the appropriate depository bank as the same may be amended, supplemented or modified from time to time, in each case in form and substance satisfactory to the Administrative Agent.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1 forms a part, together with all amendments, modifications, and restatements hereof, and supplements and attachments hereto.

“Credit Extension” means each of the following: (a) a Borrowing (including any conversion or continuation of any Borrowing); and (b) an L/C Credit Extension.

“Credit Provider” means a Person providing a guaranty or other credit support, in form and substance reasonably acceptable to the Administrative Agent, of the obligations of an Included Investor to make Capital Contributions to the Borrower or the Feeder Fund, as applicable.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, of the United States or other applicable jurisdictions, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Debt Restrictions” is defined in Section 10.10.

“Default Rate” means on any day the lesser of: (a) the applicable interest rate for such outstanding amount (including the Applicable Margin) in effect on such day (or if no interest rate is otherwise applicable, the Alternate Base Rate plus the Applicable Margin) plus two percent (2%); or (b) the Maximum Rate.

“Defaulting Investor” is defined in the definition of “Exclusion Event” herein.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that: (a) has failed to:  (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, the Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due; (b) has notified the Borrower, Administrative Agent or the Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or the Borrower, to confirm in writing to Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law; or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to the Borrower, the Letter of Credit Issuer and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dollar Equivalent” means, at any time: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars, as determined by the Administrative Agent or Letter of Credit Issuer, as the case may be, at such time, on the basis of the Spot Rate as of the applicable valuation date, as provided in this Credit Agreement (i.e., either the date upon which such amount is initially drawn or on the most recent Revaluation Date, as applicable) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” mean lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.11(b)(v) (subject to such consents, if any, as may be required under Section 13.11(b)(iii)).

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to any Loan Party by any Person with regard to air emissions, water discharges, Releases, or disposal of any Hazardous Material, noise emissions or any other environmental, health or safety matter affecting any Loan Party or any of a Loan Party’s Properties.

“Environmental Laws” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time, applicable to any Loan Party; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.

“Environmental Liability” means any written claim, demand, obligation, cause of action, accusation or allegation, or any order, violation, damage (including, without limitation, to any Person,

property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, clean-up, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law or resulting from any common law cause of action asserted by any Person.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) any “plan” defined in and subject to Section 4975 of the Code), (c) a group trust, as described in Revenue Ruling 81-100 as amended, that includes the assets of one or more employee benefit plans or plans, or (d) a partnership or commingled account of a fund, or any other entity, whose assets include or are deemed to include the assets of one or more such employee benefit plans or plans in accordance with Section 3(42) of ERISA or otherwise.

“EU Bail-in Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euros” and the sign “€” means the single currency of the Participating Member States.

“Event of Default” is defined in Section 11.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient  or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case: (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which: (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.12); or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.01(e); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exclusion Event” means the occurrence, with respect to any Included Investor or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor (such Investor hereinafter referred to as a “Defaulting Investor”), of any of the following events:

(i)                                     such Included Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (F) take any personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(ii)                                  the commencement of any proceeding under any Debtor Relief Laws relating to such Included Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) or all or any material part of its respective property is instituted without the consent of such Person; or an order, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Included Investor’s (or its Sponsor’s, Responsible Party’s or Credit Provider’s, as applicable) reorganization or liquidation, or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity, of such Person or of all or substantially all of its assets, in either case which proceeding, order, judgment or decree has not been stayed or discharged within sixty (60) days;

(iii)                               any final judgment(s) for the payment of money which in the aggregate exceed fifteen percent (15%) of the net worth of such Included Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), to the extent not covered by an insurance policy issued by an insurance company with a Best’s Financial Strength Rating of A- or higher (unless otherwise agreed to by Administrative Agent) as to which such insurance company has not denied coverage, shall be rendered against such Person, and such judgment or judgments shall not be stayed;

(iv)                              such Included Investor shall repudiate, challenge, or declare unenforceable its obligation to make contributions to the capital of the Borrower or the Feeder Fund, pursuant to its Capital Commitment or a Capital Call Notice; shall otherwise disaffirm any material provision of its Constituent Documents or any of its material obligations, under any of such Constituent Documents shall be or become unenforceable;

(v)                                 such Included Investor shall fail to make a contribution to the capital of the Borrower or the Feeder Fund within ten (10) days of when required pursuant to a Capital Call Notice, or shall otherwise be in material default under its Constituent Documents;

(vi)                              any representation or warranty made by it under, the Constituent Documents shall prove to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty is made, and such Person shall fail to cure the adverse effect of the failure of such representation or warranty within two Business Days of the earlier of (a) delivery by Administrative Agent of written notice thereof to both the Borrower and to such Person; and (b) any Loan Party’s actual knowledge of such circumstances;

(vii)                           such Included Investor shall transfer its Partnership Interest in the Borrower or the Feeder Fund in violation of this Credit Agreement; provided that only such transferred portion shall be excluded;

(viii)                        default shall occur in the performance by such Included Investor of any of the material covenants or agreements contained in its Constituent Documents (except, in each case, as otherwise specifically addressed in this definition of Exclusion Event, in which case no grace period beyond any provided for herein shall apply), and such default shall continue uncured to the satisfaction of Administrative Agent for two Business Days of the earlier of (a) delivery by Administrative Agent of written notice thereof to both the Borrower and to such Person; and (b) any Loan Party’s actual knowledge of such circumstances;

(ix)                              in the case of each Rated Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), it shall fail to maintain its Applicable Requirement as required in the definition of Applicable Requirement hereof;

(x)                                 in the case of each Included Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), the occurrence of any circumstance or event which: (A) could reasonably be expected to have a material adverse effect on the financial condition or business operations of such Included Investor; or (B) could reasonably be expected to impair, impede, or jeopardize the obligation or liability of such Investor to fund its Capital Commitments;

(xi)                              in the case of each Investor that is not a Rated Investor, it shall fail to maintain a net worth (determined in accordance with GAAP), measured at the end of each fiscal year of such Included Investor, of at least 75% of the net worth of such Included Investor  as of: (A) the fiscal year which ended on or immediately prior to the Closing Date, if the Investor was an Included Investor (or was pre-approved as an Included Investor, pursuant to written agreement of Administrative Agent) on the Closing Date; or (B) the fiscal year for which Administrative Agent has financial information which ended on or immediately prior to the date of its designation as an Included Investor (in the case not covered by clause (A) above);

(xii)                           such Investor’s Capital Commitment shall be cancelled, excused or abated (other than by way of an Investment Exclusion Event, in which case only such cancelled, excused or abated portion shall be excluded);

(xiii)                        in the case of an ERISA Investor, any event or notice of any event,  which event permits such Investor to withdraw as an Investor or otherwise permits the excuse of Capital Contributions, in each case due to any non-compliance with ERISA;

(xiv)                       any provision of final Investor documentation described in the penultimate sentence of Section 10.05(a) shall not be satisfactory to Administrative Agent in its reasonable discretion, or shall provide any other Included Investor with the ability to adopt any such provision through a “most favored nation” provision; or

(xv)                          in the case of an Investor for which a Funding and Support Letter was required by the Administrative Agent, such Funding and Support Letter shall cease to be in full force and effect.

“Facility Extension Request” means a notice in substantially the form of Exhibit O pursuant to which the Borrower requests an extension of the Stated Maturity Date in accordance with Section 2.15.

“Facility Increase Fee” has the meaning given to such term in the Fee Letter.

“Facility Increase Request” means a notice in substantially the form of Exhibit N pursuant to which the Borrower requests an increase in the amount of the Maximum Commitment in accordance with Section 2.14.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b) of the Code or any related intergovernmental agreement  between the jurisdiction involving the applicable payor or payee.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that: (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to SMBC on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain Fee Letter, dated the date hereof, between the Borrower and the Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Fee Sharing Agreement” means each Fee Sharing Agreement entered into by the Feeder Fund General Partner with respect to an Investor either (a) delivered to the Administrative Agent on the Closing Date; or (b) in respect of Investors that are not Investors on the Closing Date, delivered to the Administrative Agent promptly after such Investor makes Capital Commitments.

“Feeder Fund” is defined in the preamble to this Credit Agreement.

“Feeder Fund General Partner” means BCSF Holdings Investors, L.P., a Delaware limited partnership.

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations; and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Loan Party may be formed.

“Foreign Lender” means: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person; and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower Party is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding and Support Letter” means each investor or funding and support letter relating to an Included Investor required by the Administrative Agent at the time of inclusion of such Investor as an Included Investor hereunder, in form and substance acceptable to the Administrative Agent, in each case as amended, restated, replaced, supplemented or otherwise modified in a manner acceptable to the Administrative Agent.

“Funding Commitment Period” means the “Commitment Period” as defined in the applicable Subscription Agreement.

“Funding Ratio” means: (a) for a Governmental Plan Investor, the actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor, the funding target attainment percentage as reported on the most recently filed Schedule SB to the Form 5500 by such plan with the United States Department of Labor.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, as in effect from time to time, and consistently applied.

“General Partner” means, in respect of a Borrower, its general partner, managing member or other similar managing entity (if any) and, in respect of the Feeder Fund, the Feeder Fund General Partner.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent: (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness; or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof.  The amount of any Guaranty Obligation shall be determined in accordance with GAAP.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

“Holdings I” means BCSF Holdings I, LLC, a Delaware limited liability company.

“Honor Date” is defined in Section 2.07(c)(i).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Included Investor” means an Investor: (a) listed on Exhibit A as of the Closing Date, or (b) (i) (A) that has, or that has a Credit Provider that has, met the Applicable Requirement for an Included Investor and has been approved by Administrative Agent; or (B) that has been so designated by Administrative Agent and all Lenders (each in its sole discretion) as an Included Investor; and (ii) that has delivered to Administrative Agent the information required under Section 10.05(d); provided that an Investor who becomes a Defaulting Investor shall no longer be an Included Investor until such time as all Exclusion Events affecting such Investor have been cured and such Investor shall have been approved as an Included Investor in the sole and absolute discretion of Administrative Agent and the Letter of Credit Issuer, and all of the Lenders. If an Included Investor would not be an Included Investor but for the guaranty or other funding support of its Credit Provider as contemplated in the definition of “Credit Provider”, such Included Investor shall provide evidence satisfactory to Administrative Agent of such guaranty or such other funding support in the form of a Funding and Support Letter.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c)                                  all net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts, accrued liabilities or other accounts payable or current liabilities arising in the ordinary course of business);

(e)                                  all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Capital Leases and Synthetic Lease Obligations; and

(g)                                  all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  The amount of any Indebtedness described in clause (d) above for which recourse is limited only to specific property of such Person shall be the lower of the amount of the obligation and the fair market value of such property securing such obligation.

“Indemnified Taxes” means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 13.06(b).

“Information” is defined in Section 13.17.

“Interest Option” means each of the LIBOR Rate and Alternate Base Rate.

“Interest Payment Date” means (a) as to any LIBOR Loan in respect of which the applicable Borrower has selected a one-, two-, three- month Interest Period, the last day of such Interest Period for such LIBOR Loan; (b) as to any LIBOR Loan in respect of which the applicable Borrower has selected a six-month Interest Period, the last day of each third month during such Interest Period for such LIBOR Loan; and (c) as to any ABR Loan, the first Business Day of each calendar quarter, with respect to the previous quarter.

“Interest Period” means as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Stated Maturity Date.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in a particular “Investment” (as defined in the applicable Constituent Documents) pursuant to such Investor’s Side Letter.

“Investor” means each investor that has subscribed to purchase a Partnership Interest.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Request for Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and a Borrower Party or in favor of the Letter of Credit Issuer and relating to any such Letter of Credit, including, as applicable, any documentation relating to Cash Collateral (which may include, without limitation, the Collateral Account Pledges).

“Judgment Currency” is defined in Section 13.22.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lending institution listed on the signature pages hereof, each lending institution that becomes a Lender hereunder pursuant to Sections 2.14 or 13.11 or otherwise, and “Lenders” means more than one Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an affiliate of such Lender) described as such in such Lender’s administrative questionnaire delivered to Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower and Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder by the Letter of Credit Issuer pursuant to

Section 2.07 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application and agreement for standby letter of credit by and between a Borrower Party and the Letter of Credit Issuer in a form acceptable to the Letter of Credit Issuer (and customarily used by it in similar circumstances) and conformed to the terms of this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended; provided, however, to the extent that the terms of such Letter of Credit Application are inconsistent with the terms of this Credit Agreement, the terms of this Credit Agreement shall control.

“Letter of Credit Collateralization Date” means the day that is the earlier of: (a) thirty (30) days prior to the Stated Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day); (b) the Maturity Date; or (c) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default.

“Letter of Credit Fee” is defined in Section 2.12(a).

“Letter of Credit Issuer” means SMBC in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Letter of Credit Obligations” means the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, or because a pending drawing submitted on or before the expiration date of such Letter of Credit has not yet been honored, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, at any time, twenty-five percent (25%) of the Maximum Commitment at such time.

“LIBOR” means, in relation to any Credit Extension:

(i) denominated in Dollars, at the option of the Borrower, the rate per annum equal to the London Interbank Offered Rate administered by ICE (or any Person that takes over administration of such rate) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) denominated in Euros or Sterling, the rate per annum equal to LIBOR or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; or

(iii) denominated in any other Alternative Currency, the rate per annum appearing on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time) as the interbank offered rate for deposits in such Alternative Currency with respect to such Interest Period; provided, that in each case, to the extent such quotes are unavailable, the Borrower and the Administrative Agent may mutually agree in writing to use a different benchmark rate from time to time for such Alternative Currency, as quoted on Reuters or such other mutually agreed source;

provided that, if for any reason the rate specified in any of the preceding clauses (i) through (iii) is not available, then “LIBOR” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which, as determined by the Administrative Agent in accordance with its customary practices, deposits in the applicable currency in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m., London time: (x) in the case of Loans denominated in an Alternative Currency, on the date that is two (2) Business Days prior to the date such rate shall apply for settlement in immediately available funds by leading banks in the London interbank market (or in the case of any other Alternative Currency, such other applicable interbank market), as applicable, for a period equal to the Interest Period selected, or (y) in the case of Loans denominated in Dollars, on the date that is two (2) Business Days prior to the date such rate shall apply for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected if such rate is to replace the rate specified in clause (y) above; provided that if LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Credit Agreement.

“LIBOR Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the LIBOR Rate for a particular Interest Period.

“LIBOR Rate” means LIBOR plus the Applicable Margin.

“Lien” means any lien, mortgage, security interest, security assignment, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute or other law, contract, or otherwise.

“Loan” means an extension of credit by a Lender to a Borrower Party hereunder in the form of an ABR Loan or a LIBOR Loan.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each Letter of Credit Application, each of the Collateral Documents, each Borrower Guaranty, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Credit Agreement, and such other agreements, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional agreements delivered in connection with any such amendment, supplement or modification.

“Loan Notice” means a notice of a Borrowing, which, if in writing, shall be substantially in the form of Exhibit C.

“Loan Parties” means each Borrower Party and the Feeder Fund, and “Loan Party” means any one of them.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Prepayment Amount” is defined in Section 3.04(a).

“Margin Stock” is defined in Regulation U.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower and the Feeder Fund taken as a whole, or the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party or any General Partner to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party or any General Partner of any Loan Document to which it is a party.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date, as it may be extended subject to the terms of Section 2.15; (b) the date upon which Administrative Agent declares the Obligations, or the Obligations become, due and payable after the occurrence of an Event of Default; (c) the date upon which the Borrower terminates the Commitments pursuant to Section 3.06 or otherwise; and (d) forty five (45) days prior to the earlier of (a) the date upon which the Funding Commitment Period of the Borrower or the Feeder Fund terminates; and (b) the date upon which the ability to make Capital Calls and receive Capital Contributions otherwise terminates.

“Maximum Commitment” means an amount equal to the aggregate Commitments of the Lenders (which amount is expressed in Dollars), as such amount may be reduced by the Borrower pursuant to Section 3.06, or increased pursuant to Section 2.14.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Minimum Collateral Amount” means, at any time: (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time; (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the outstanding amount of all Letter of Credit Obligations; and (c) otherwise, an amount determined by Administrative Agent and the Letter of Credit Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“No Plan Asset Certificate” means a certificate from a Loan Party, delivered by the relevant Responsible Officer of such Loan Party, based on consultation with its counsel and in a form reasonably acceptable to Administrative Agent, (a) certifying that throughout the period beginning from the date of the prior No Plan Asset Certificate or the date of the Credit Agreement, as applicable, and continuing through the date of the subject No Plan Asset Certificate, “benefit plan investors” (as defined in Section 3(42) of ERISA) hold less than 25% of the total value of each class of equity interest in the Loan Party (calculated in accordance with Section 3(42) of ERISA) and, accordingly, the underlying assets of such Loan Party have not and do not constitute Plan Assets; and (b) covenanting that at all times following the date of such certificate, less than 25% of the total value of each class of equity interest in such Loan Party (calculated in accordance with Section 3(42) of ERISA) will continue to be held by “benefit plan investors” (as defined in Section 3(42) of the ERISA) until such time, if any, that such Loan Party delivers to the Administrative Agent an Operating Company Opinion.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” is defined in Section 2.07(b)(iii).

“Notes” means, together with the Qualified Borrower Notes, the promissory note(s) made by a Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all present and future indebtedness, obligations, and liabilities of any Loan Party to Lenders, and all renewals and extensions thereof, or any part thereof (including, without limitation, Loans, Letter of Credit Obligations, or both), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Letter of Credit Application, and all interest accruing thereon, and documented attorneys’ fees of outside counsel incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of any Loan Party to Lenders evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Company” means an “operating company” within the meaning of Section 2510.3-101(c) of the Plan Assets Regulation.

“Operating Company Certificate” means a certificate from a Loan Party, delivered by the relevant Responsible Officer of such Loan Party, in a form reasonably acceptable to the Administrative Agent, certifying that, based upon consultation with counsel, such Loan Party has met the requirements to be an Operating Company for the twelve-month period following the end of the Annual Valuation Period for such Loan Party.

“Operating Company Opinion” means a written opinion of counsel to the Loan Parties, in a form reasonably acceptable to Administrative Agent, as to qualification of each Loan Party, as applicable, as an Operating Company.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.06(b)).

“Participant” is defined in Section 13.11(e).

“Participant Register” has the meaning specified in Section 13.11(e).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Partnership Agreement” means, in respect of the Feeder Fund, the Amended and Restated Agreement of Limited Partnership of the Feeder Fund, dated as of October 5, 2016.

“Partnership Interest” means (a) in respect of the Borrower, any equity interest in the Borrower; and (b) in respect of the Feeder Fund, any limited or general partnership interest.

“Patriot Act” is defined in Section 13.18.

“Pending Capital Call” means any Capital Call that has been made upon the Investors and that has not yet been funded by the applicable Investor, but with respect to which such Investor is not in default.

“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means (a) Liens for claims with respect to Taxes, assessments or charges of any Governmental Authority that are not yet due or if any such claim is due, such claim is being contested in good faith by appropriate proceeding for which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and (b) any banker’s lien in favor of the bank at which a Collateral Account is maintained which arises by operation of law and in the ordinary course of business and not as a result of any default or omission by the Loan Parties.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, non-profit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan Assets” means “plan assets” within the meaning of Section 3(42) of ERISA or otherwise.

“Plan Assets Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Potential Default” means any condition, act, or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“PRA Contractual Stay Rules” is defined in Section 13.20.

“Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time. The Prime Rate shall change effective as of the date of any change as published in The Wall Street Journal, or as established by Lender, as appropriate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Lender.

“Principal Obligation” means the sum of: (a) the aggregate outstanding principal amount of the Loans; plus (b) the Letter of Credit Obligations.

“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned, directly or indirectly, by any Loan Party, or secures any investment of any Loan Party.

“Qualified Borrower” means any entity, which entity may be organized in the United States or outside of the United States, in which the Borrower owns a direct or indirect ownership interest or through which the Borrower will acquire an investment, the indebtedness of which entity can be guaranteed by the Borrower pursuant to the terms of the Constituent Documents, and which entity has executed a Qualified Borrower Note and in respect of which entity the Borrower has executed a Borrower Guaranty.

“Qualified Borrower Letter of Credit Promissory Note” means a letter of credit note executed and delivered by a Qualified Borrower, in substantially the form of Exhibit F, the payment of which is guaranteed by the Borrower pursuant to a Borrower Guaranty, as such note may be amended, restated, reissued, extended or modified.

“Qualified Borrower Notes” means the Qualified Borrower Promissory Notes and the Qualified Borrower Letter of Credit Promissory Notes, and “Qualified Borrower Note” means any one of them.

“Qualified Borrower Promissory Note” means a promissory note executed and delivered by a Qualified Borrower, in substantially the form of Exhibit E, the payment of which is guaranteed by the Borrower pursuant to a Borrower Guaranty, as such note may be amended, restated, reissued, extended or modified.

“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor, or Responsible Party that has a Rating).

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating (for a governmental entity), or revenue bond rating (for an educational institution)) from either of S&P or Moody’s.

“Recipient” means Administrative Agent, any Lender, the Letter of Credit Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” is defined in Section 13.11(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve margin requirements applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, of any Property.

“Removal Effective Date” is defined in Section 12.06(b).

“Request for Credit Extension” means: (a) with respect to a Borrowing, a Loan Notice; and (b) with respect to an L/C Credit Extension, the related Request for Letter of Credit and Letter of Credit Application.

“Request for Letter of Credit” means a request for the issuance of a Letter of Credit substantially in the form of Exhibit D.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that, at any time that there is more than one Lender, the Required Lenders shall be comprised of at least two Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is Letter of Credit Issuer, as the case may be, in making such determination.

“Resignation Effective Date” is defined in Section 12.06(a).

“Responsible Officer” means: (a) in the case of a corporation, its chief executive officer, chief financial officer, chief operating officer, president, senior vice president of finance or any treasurer, and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary; (b) in the case of a limited partnership or an exempted limited partnership, the Responsible Officer of its general partner, acting on behalf of such general partner in its capacity as general partner; (c) in the case of a limited liability company, the Responsible Officer of the managing member; provided, that in each of cases (a) through (c), the Borrower may designate one or more other individuals as Responsible Officers upon delivery to the Administrative Agent of an incumbency certificate in form and substance reasonably satisfactory to the Administrative Agent.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Revaluation Date” means each of the following: (a) each date of a Borrowing or the issuance of a Letter of Credit; (b) each date on which the Available Commitment must otherwise be calculated pursuant to the terms of this Credit Agreement; and (c) any other time requested by the Administrative Agent or the Borrower in their reasonable discretion.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in the Letter of Credit Obligations at such time.

“RIC” means a person qualifying for treatment as a “regulated investment company” as defined in Section 851(a) of the Code.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw & Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Security Agreement” means each security agreement substantially in the form of Exhibit H -1 or Exhibit H -2, executed and delivered by the Borrower or the Feeder Fund and the Feeder Fund General Partner to the Administrative Agent for the benefit of the Lenders.

“Side Letter” means any side letter by and between an Investor and the Borrower or the Feeder Fund (or such entity’s applicable General Partner) that amends or supplements the Constituent Documents.

“SMBC” is defined in the preamble to this Credit Agreement.

“Sponsor” of an ERISA Investor means a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan.

“Spot Rate” means, with respect to any currency, the rate upon which such currency is exchanged into Dollars or an Alternative Currency, as applicable, by the Administrative Agent on the applicable date, using any reasonable method it deems appropriate, in the exercise of its commercially reasonable discretion, and such determination shall be conclusive absent manifest error.  In no event shall Borrower pay, or shall the Spot Rate include any deduction for, any fee or administrative cost of Administrative Agent in connection with the exchange of such currency into Dollars or an Alternative Currency, as applicable, or vice versa.

“Stated Maturity Date” means December 22, 2019, as it may be extended pursuant to Section 2.15.

“Sterling” and the sign “£” mean the lawful currency of the United Kingdom.

“Subordinated Claims” is defined in Section 5.03.

“Subscription Agreement” means a subscription agreement executed by an Investor in connection with the subscription for a Partnership Interest.

“Subsequent Investor” is defined in Section 10.05(d).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, stamp or other taxes (including mortgage recording taxes), levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or similar liabilities applicable thereto.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitment and Revolving Credit Exposure of such Lender at such time.

“Type” means, with respect to a Loan, its character as an ABR Loan or a LIBOR Loan.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.01(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state, which governs creation or perfection (and the effect thereof) of security interests in any collateral for the Obligations

“Unfunded Commitment” means, with respect to any Investor in the Borrower or the Feeder Fund at any time, the Capital Commitment of such Investor, minus the aggregate Capital Contributions made to the Borrower or the Feeder Fund, respectively by such Investor in respect of such Capital Commitments, and for the avoidance of doubt, “Unfunded Commitment” shall not include any amounts funded by an Investor in respect of any commitments (a) an Investor has subscribed to in respect of Holdings I (whether in the form of debt or equity commitments); (b) an Investor has subscribed to in respect of “Class B Interests” of the Feeder Fund; and (c) an Investor has subscribed to in respect of the Advisor or allocated to the Advisor by the Feeder Fund General Partner as set forth in the Fee Sharing Agreement for such Investor.

“Unreimbursed Amount” is defined in Section 2.07(c)(i).

“Unused Commitment Fee Rate” means, with respect to any date:

(a)                                 where the Maximum Commitment which is unused on such date is greater than fifty (50) percent of the Maximum Commitment, a rate of 20 basis points (0.20%) per annum; or

(b)                                 where the Maximum Commitment which is unused on such date is less than or equal to fifty (50) percent of the Maximum Commitment, a rate of 15 basis points (0.15%) per annum.

“Withdrawal Election” means any withdrawal of an Investor under any applicable Constituent Document (including for the avoidance of doubt, with respect to the Feeder Fund, Section 14.3 of the Partnership Agreement).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02                        Other Definitional Provisions.  All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(a)                                 Defined terms used in the singular shall import the plural and vice versa.

(b)                                 The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(c)                                  Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)                                 The term “including” is by way of example and not limitation.

(e)                                  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                                   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.03                        Times of Day.  Unless otherwise specified in the Loan Documents, time references are to time in New York, New York.

1.04                        Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, on a consistent basis as in effect from time to time and applied in a manner consistent with that used in preparing the audited financial statements of the Borrower except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP  (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or Required Lenders shall so request, Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement (including the levels applicable herein to any computation) to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended: (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.05                        Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

1.06                        Exchange Rates; Currency Equivalents.  Administrative Agent or the Letter of Credit Issuer, as applicable, shall determine the Spot Rates as of each applicable date required to be used for calculating Dollar Equivalent amounts of Principal Obligations and Letters of Credit denominated in Alternative Currencies.  In the case of a Spot Rate required to be calculated as of a Revaluation Date, such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by a Loan Party hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as reasonably determined by the Administrative Agent or the Letter of Credit Issuer, as applicable, based on the Spot Rate as of the last Revaluation Date.

1.07                        Additional Alternative Currencies.  Borrowers may from time to time request that one or more additional currencies be approved as Alternative Currencies under the definition herein, provided that each such requested currency shall be a lawful currency that is readily available and freely transferable and convertible into Dollars.  Such request shall be subject to the approval of Administrative Agent, Lenders and the Letter of Credit Issuer.

Any such request shall be made to Administrative Agent not later than 11:00 a.m., fifteen (15) Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Letter of Credit Issuer, in its or their sole discretion).  Administrative Agent shall promptly notify each Lender and the Letter of Credit Issuer thereof.  Each Lender and the Letter of Credit Issuer shall notify Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the designation of such requested currency as an Alternative Currency hereunder.

Any failure by a Lender or the Letter of Credit Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Letter of Credit Issuer, as the case may be, to designate such requested currency as an Alternative Currency.  If Administrative Agent, all Lenders and the Letter of Credit Issuer provide consent, Administrative Agent shall so notify Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for all purposes. If Administrative Agent shall fail to obtain consent to any request for an additional currency, Administrative Agent shall promptly so notify Borrowers.

Any amendments required at the time an additional Alternative Currency is approved, to amend the definitions related to interest rates, or the processes for borrowing and repayment (or otherwise) shall be made, with the approval of Administrative Agent, all Lenders, Letter of Credit Issuer and Borrowers, pursuant to Section 13.01.

1.08                        Certifications.  Any certificate or other writing required hereunder or under any other Loan Document to be certified by a Responsible Officer of any Person shall be deemed to be executed and delivered by such Responsible Officer solely in such individual’s capacity as a Responsible Officer of such Person and not in such Responsible Officer’s individual capacity.

SECTION 2.                         LOANS AND LETTERS OF CREDIT.

2.01                        Revolving Credit Commitment.  Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans to the Borrower Parties at any time and from time to time in the Dollar Equivalent of an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that, after making any such Loans: (a) such Lender’s Revolving Credit Exposure would not exceed such Lender’s Commitment as of such date; and (b) the Dollar Equivalent of the Principal Obligation would not exceed the Available Amount.  Subject to the foregoing limitation, the applicable conditions set forth in Section 7 and the other terms and conditions hereof, the Borrower Parties may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period.

Each Borrowing pursuant to this Section 2.01 shall be made ratably by the Lenders in proportion to each Lender’s Revolving Credit Exposure.  No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.05(a) would exceed the Maximum Rate in effect with respect to such Loan.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 Request for Borrowing.  Each Borrowing, each conversion of Loans from one Type of Loan to the other, and each continuation of LIBOR Loans shall be made upon the applicable Borrower Party’s irrevocable notice to Administrative Agent, which may be given by telephone.  Each such notice must be received by Administrative Agent not later than 11:00 a.m. at least: (i) three (3) Business Days prior to the requested date of any Borrowing of, or conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to ABR Loans; and (ii) one (1) Business Day prior to the requested date of any Borrowing of ABR Loans.  Each telephonic notice by a Borrower Party pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, which must be appropriately completed and signed by a Responsible Officer of such Borrower Party (and each Loan Notice submitted by a Qualified Borrower must be countersigned by a Responsible Officer of the Borrower). Each Loan Notice (whether telephonic or written) shall specify: (A) whether the Borrower Party is requesting a Borrowing, a conversion of Loans from one Type of Loan to the other, or a continuation of LIBOR Loans; (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (C) the principal amount of Loans to be borrowed, converted or continued; (D) the Type of Loans to be borrowed or to which existing Loans are to be converted; (E) if applicable, the duration of the Interest Period with respect thereto; (F) if a LIBOR Loan, the currency of the Loans to be borrowed; and (G) to which account the proceeds of such Borrowing should be directed.  If a Borrower Party fails to specify a type of currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If a Borrower Party fails to specify a Type of Loan in a Loan Notice or if a Borrower Party fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, a LIBOR Loan with an Interest Period of one (1) month.  Any such automatic conversion to LIBOR Loans with an Interest Period of one (1) month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.  If a Borrower Party requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Administrative Agent Notification of Lenders.  Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount (and, if a LIBOR Loan, the currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by a Borrower Party, Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans or continuation of LIBOR Loans denominated in a currency other than Dollars described in the preceding subsection.

(c)                                  Tranches.  Notwithstanding anything to the contrary contained herein, the Borrower Parties shall not have the right to have more than ten (10) LIBOR Loans in the aggregate outstanding hereunder at any one time during the Availability Period.

(d)                                 Continuations and Conversions of LIBOR Loans.  Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan.  If an Event of Default or Potential Default has occurred and is continuing, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Required Lenders and each Loan Notice submitted by a Borrower Party in connection with a continuation or conversion shall be deemed to be a representation and warranty that no Event of Default or Potential Default has occurred or is continuing.

2.03                        Minimum Loan Amounts.  Each Borrowing of, or conversion to or continuation of LIBOR Loans shall be in a principal amount that is an integral multiple of $100,000 and not less than $1,000,000, and each Borrowing of, or conversion to or continuation of ABR Loans shall be in an amount that is an integral multiple of $100,000 and not less than $100,000; provided, however, that an ABR Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required for the reimbursement of a Letter of Credit under Section 2.07(c). Any Borrowing in an Alternative Currency shall satisfy these minimum thresholds on a Dollar Equivalent basis.

2.04                        Funding.

(a)                                 Funding by Lenders; Presumption by Administrative Agent.  Each Lender shall make the proceeds of its Applicable Percentage of each Borrowing available to Administrative Agent at Administrative Agent’s Office for the applicable currency for the account of the appropriate Borrower Party not later than 1:00 p.m. on the borrowing date in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, and upon fulfillment of all applicable conditions set forth herein, Administrative Agent shall promptly deposit such proceeds in immediately available funds in such Borrower Party’s account specified in the Loan Notice, or, if requested by such Borrower Party in the Loan Notice, shall wire transfer such funds as requested.  The failure of any Lender to advance the proceeds of its Applicable Percentage of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Applicable Percentage of any Borrowing required to be advanced hereunder.  Absent contrary written notice from a Lender, Administrative Agent may assume that each Lender has made its Applicable Percentage of the requested Borrowing available to Administrative Agent on the applicable borrowing date and in the applicable currency, and Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the appropriate Borrower Party a corresponding amount.

(b)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 13.06(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 13.06(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 13.06(c).

2.05                        Interest.

(a)                                 Interest Rate.  Subject to the provisions of clause (b) below: (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR for such Interest Period plus the Applicable Margin; and (ii) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Base Rate.

(b)                                 Default Rate.

(i)                                                        If any amount of principal of the Obligation is not paid when due (without regard to any applicable grace periods), then (in lieu of the interest rate provided in Section 2.05(a)) such amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(ii)                                                     If any amount (other than principal of the Obligation) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then (in lieu of the interest rate provided in Section 2.05(a)), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(iii)                                                  Upon the request of Required Lenders, while any Event of Default exists, then (in lieu of the interest rate provided in Section 2.05(a)) the principal amount of the Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, from the date of the occurrence of such Event of Default until such Event of Default is cured or is waived.

2.06                        Determination of Rate.  Each change in the rate of interest for any Borrowing shall become effective, without prior notice to the Borrower Parties, automatically as of the opening of business of Administrative Agent on the date of said change and, for the avoidance of doubt in respect of LIBOR Loans, the first day of the next applicable Interest Period.  Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate.  The determination of the LIBOR by Administrative Agent shall be conclusive in the absence of manifest error.

2.07                        Letters of Credit.

(a)                                 Letter of Credit Commitment.

(i)                                                        Subject to the terms and conditions hereof, on any Business Day during the Availability Period: (A) the Letter of Credit Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.07: (1) to issue Letters of Credit for the account of a Borrower Party, in aggregate face amounts that shall be not less than $1,000,000 or the Dollar Equivalent thereof, as a Borrower Party may request (except to the extent a lesser amount is requested by such Borrower Party and agreed by Administrative Agent and the Letter of Credit Issuer), and to amend or extend Letters of Credit previously issued by it; and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of a Borrower Party and any drawings thereunder; provided, however that after giving effect to any L/C Credit Extension with respect to any Letter of Credit: (1) the Dollar Equivalent of the Principal Obligation will not exceed the Available Amount; (2) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment; and (3) the Letter of Credit Obligations will not exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, a Borrower Party’s ability to obtain Letters of Credit shall be fully revolving, and accordingly a Borrower Party may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired (without any pending drawing) or that have been drawn upon and reimbursed.  The Letter of Credit Issuer shall have the right to approve the form of Letter of Credit requested.

(ii)                                                     The Letter of Credit Issuer shall not issue any Letter of Credit, if: (A) subject to Section 2.07(b)(iii), the expiry date of such Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Letter of Credit Issuer has approved such expiry date in its sole discretion; or (B) the expiry date of such Letter of Credit would occur after the date which is 30 days prior to the Stated Maturity Date (after giving effect to any extension of the Stated Maturity Date), unless such Letter of Credit (X) shall be Cash Collateralized on the date thirty (30) days prior to the Stated Maturity Date (after giving effect to any extension of the Stated Maturity Date) and (Y) the expiry date of such Letter of Credit is not more than twelve (12) months following the Stated Maturity Date (after giving effect to any extension of the Stated Maturity Date).

(iii)                                                  The Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if:

(A)                                                            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it (for which the Letter of Credit Issuer is not otherwise compensated hereunder);

(B)                                                            the issuance of such Letter of Credit would violate any Laws or one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;

(C)                                                            such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(D)                                                            such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E)                                                             any Lender is at that time a Defaulting Lender, unless the Letter of Credit Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Letter of Credit Issuer (in its sole discretion) with the applicable Borrower Party or such Lender to eliminate the Letter of Credit Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Letter of Credit Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)                                                 The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if: (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)                                                    The Letter of Credit Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Letter of Credit Issuer shall have all of the benefits and immunities: (A) provided to Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included Letter of Credit Issuer with respect to such acts or omissions; and (B) as additionally provided herein with respect to Letter of Credit Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                                        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower Party delivered to the Letter of Credit Issuer (with a copy to Administrative Agent) substantially in the form of a Request for Credit Extension, appropriately completed and signed by a Responsible Officer of such Borrower Party. Such Request for Credit Extension may be sent by fax, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer.  Such Request for Credit Extension must be received by the Letter of Credit Issuer and Administrative Agent not later than 11:00 a.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit (or such later date and time as Administrative Agent and the Letter of Credit Issuer may agree in a particular instance in their sole discretion).  In the case of a request for an initial issuance of a Letter of Credit, such Request for Credit Extension shall specify in form and detail satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Letter of Credit Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, the related Request for Credit Extension shall specify in form and detail satisfactory to the Letter of Credit Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Letter of Credit Issuer may reasonably require.  Additionally, the applicable Borrower Party shall furnish to the Letter of Credit Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or Administrative Agent may reasonably require.

(ii)                                                     Promptly after receipt of any Request for Credit Extension relating to a Letter of Credit, the Letter of Credit Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Request for Credit Extension from a Borrower Party and, if not, the Letter of Credit Issuer will provide Administrative Agent with a copy thereof.  Unless the Letter of Credit Issuer has received written notice from any Lender, Administrative Agent or any Borrower Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 7 shall not then be satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower Party or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.  With the approval of Administrative Agent and the Letter of Credit Issuer, the risk participation of each Lender shall terminate upon the occurrence of the Maturity Date and the full and final payment of the Obligations (other than the Cash Collateralized Letter of Credit Obligations described below), and the Issuer Documents, rather than this Credit Agreement, shall govern the rights and obligations of Administrative Agent, Letter of Credit Issuer and Borrower Parties with respect to such Letter of Credit Obligations, so long as the Borrower has Cash Collateralized all Letter of Credit Obligations then outstanding, to the satisfaction of Administrative Agent and Letter of Credit Issuer, in their respective sole discretion.

(iii)                                                  If a Borrower Party so requests in any applicable Request for Credit Extension, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Letter of Credit Issuer, a Borrower Party shall not be required to make a specific request to the Letter of Credit Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Stated Maturity Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if: (A) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (a)(i), clause (a)(ii) or clause (a)(iii) of Section 2.07 or otherwise); or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 7.02 and, if applicable, Section 7.03 is not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(iv)                                                 Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the applicable Borrower Party and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participation.

(i)                                                        Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Letter of Credit Issuer shall notify the applicable Borrower Party and Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the Letter of Credit Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Letter of Credit Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower Party shall reimburse the Letter of Credit Issuer through Administrative Agent in an amount equal to the amount of such drawing.  If a Borrower Party fails to so reimburse the Letter of Credit Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the applicable Borrower Party shall be deemed to have requested a Borrowing of ABR Loans, if such Letter of Credit was denominated in Dollars, or a LIBOR Loan with an Interest Period of one (1) month, if such Letter of Credit was denominated in an Alternative Currency, to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount in the applicable currency, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Available Amount and the conditions set forth in Section 7.02 and, if applicable, Section 7.03 (other than the delivery of a Loan Notice). Any notice given by the Letter of Credit Issuer or Administrative Agent pursuant to this Section 2.07(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                                     Each Lender (including the Lender acting as Letter of Credit Issuer) shall upon any notice pursuant to Section 2.07(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Letter of Credit Issuer at Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount in the applicable currency not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.07(c)(iii), each Lender that so makes funds available shall be deemed to have made an ABR Loan or LIBOR Loan, as applicable, to the Borrower in such amount.  Administrative Agent shall remit the funds so received to the Letter of Credit Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Loans because the conditions set forth in Section 7.02 and, if applicable, Section 7.03, cannot be satisfied or for any other reason, the applicable Borrower Party shall be deemed to have incurred from the Letter of Credit Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.07(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.07.

(iv)                                                 Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.07(c) to reimburse the

Letter of Credit Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Letter of Credit Issuer.

(v)                                                    Each Lender’s obligation to make Loans or L/C Advances to reimburse the Letter of Credit Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.07(c), shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Letter of Credit Issuer, any Borrower Party, or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Potential Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.07(c) is subject to the conditions set forth in Section 7.02 and, if applicable, Section 7.03 (other than delivery of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower Party to reimburse the Letter of Credit Issuer for the amount of any payment made by the Letter of Credit Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                                                 If any Lender fails to make available to Administrative Agent for the account of the Letter of Credit Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.07(c) by the time specified in Section 2.07(c)(ii), then, without limiting the other provisions of this Credit Agreement, the Letter of Credit Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Letter of Credit Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the Letter of Credit Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                                        At any time after the Letter of Credit Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.07(c), if Administrative Agent receives for the account of the Letter of Credit Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower Party or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.

(ii)                                                     If any payment received by Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.07(c)(i) is required to be returned under any of the circumstances described in Section 13.04 (including pursuant to any settlement entered into by the Letter of Credit Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of the Letter of Credit Issuer its Applicable Percentage thereof on demand of Administrative Agent, in the applicable currency, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)                                  Obligations Absolute.  The obligation of each Borrower Party to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)                                                        any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(ii)                                                     the existence of any claim, counterclaim, set-off, defense or other right that any Borrower Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                                                  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                                                 waiver by the Letter of Credit Issuer of any requirement that exists for the Letter of Credit Issuer’s protection and not the protection of a Borrower Party or any waiver by the Letter of Credit Issuer which does not in fact materially prejudice a Borrower Party;

(v)                                                    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                                                 any payment made by the Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)                                              any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)                                           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower Party.

Each Borrower Party shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower Party’s instructions or other irregularity, such Borrower Party will immediately notify the Letter of Credit Issuer.  Each Borrower Party shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of Letter of Credit Issuer.  Each Lender and each Borrower Party agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Letter of Credit Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or related Request for Credit Extension.  Each Borrower Party hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude each Borrower Party’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Letter of Credit Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.07(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower Party may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to such Borrower Party, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower Party which such Borrower Party proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (known as SWIFT) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                                  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(h)                                 Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the Letter of Credit Issuer and the applicable Borrower Party when a Letter of Credit is issued the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, Letter of Credit Issuer shall not be responsible to the Borrower Parties for, and Letter of Credit Issuer’s rights and remedies against any Borrower Party shall not be impaired by, any action or inaction of the Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the Law or any order of a jurisdiction where Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

2.08                        Payment of Borrower Guaranties.  In consideration of Lenders’ agreement to advance funds to a Qualified Borrower hereunder, to cause Letters of Credit to be issued for the account of a Qualified Borrower, and to accept Borrower Guaranties in support thereof, the Borrower hereby authorizes, empowers, and directs Administrative Agent, for the benefit of the Lenders, to disburse directly to the Lenders, with notice to the Borrower, in immediately available funds an amount equal to the amount due and owing under any Qualified Borrower Note or Borrower Guaranty, together with all interest, costs, expenses and fees due to the Lenders pursuant thereto in the event Administrative Agent shall have not received payment of such Qualified Borrower Note when due.  Administrative Agent will promptly notify the Borrower of any disbursement made to the Lenders pursuant to the terms hereof, provided that the failure to give such notice shall not affect the validity of the disbursement.  Any such disbursement made by Administrative Agent to the Lenders shall be deemed to be an ABR Loan, and the Borrower shall be deemed to have given to Administrative Agent, in accordance with the terms and conditions of Section 2.02(a), a Loan Notice with respect thereto.  Administrative Agent may conclusively rely on the Lenders as to the amount due to the Lenders under any Qualified Borrower Note or Borrower Guaranty.

2.09                        Use of Proceeds and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used solely for the purposes permitted under the relevant Constituent Documents of the Loan Parties. Neither Lenders nor Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to any Borrower Party’s use of the proceeds of the Loans or the Letters of Credit, and neither Lenders nor Administrative Agent shall be obligated to determine whether or not any Borrower Party’s use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under such Constituent Documents.  Nothing, including, without limitation, any Borrowing, any conversion or continuation thereof, or any issuance of any Letter of Credit, or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lenders or Administrative Agent as to whether any investment by the Borrower is permitted by the terms of the applicable Constituent Documents of any Loan Party.

2.10                        Unused Commitment Fee.  In addition to the payments provided for in Section 3, the Borrower shall pay to Administrative Agent, for the account of each Lender, according to its Applicable Percentage, an unused commitment fee on the amount of the Maximum Commitment which was unused (through the extension of Loans or issuance of Letters of Credit) on each day during the immediately preceding calendar quarter at the applicable Unused Commitment Fee Rate, payable in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter and on the Maturity Date for the period from the end of the preceding calendar quarter until the Maturity Date.  The Borrower and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes and shall be due and payable whether or not the conditions precedent in Section 7.02 are satisfied.

2.11                        Administrative Agent and Arranger Fees.  The Borrower shall pay to Administrative Agent and Arranger fees in consideration of the arrangement of the Commitments and administration of this Credit Agreement, which fees shall be payable in amounts and on the dates agreed to between the Borrower and Administrative Agent in a separate fee letter agreement.

2.12                        Letter of Credit Fees.

(a)                                 Letter of Credit Fee.  The Borrower Parties shall pay to Administrative Agent for the account of each Lender in accordance, subject to Section 2.17, with its Applicable Percentage, a fee for each Letter of Credit (the “Letter of Credit Fee”) equal to the Applicable Margin per annum times the daily amount available to be drawn under such Letter of Credit.  Such fee shall be: (i) due and payable in quarterly installments in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter, commencing on the first such date to occur after the issuance of any Letter of Credit, on the Maturity Date, and thereafter (if applicable) on demand; and (ii) computed quarterly in arrears.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, such fee shall accrue at a rate equal to the Applicable Margin plus two percent (2%).

(b)                                 Fronting Fee and Administrative Charges.  The Borrower Parties shall pay to the Letter of Credit Issuer, for its own account, in consideration of the issuance and fronting of Letters of Credit, a fronting fee with respect to each Letter of Credit, at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter (if applicable) on demand; provided that, if SMBC is the sole Lender under this Credit Agreement, SMBC shall waive such fronting fee.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  In addition, the Borrower Parties shall pay directly to the Letter of Credit Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Letter of Credit Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.13                        Computation of Interest and Fees.  All computations of interest for ABR Loans when the Alternate Base Rate is determined by the Prime Rate or the Federal Funds Rate, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year); provided that any Loans denominated in Sterling and any other Alternative Currency typically calculated on the basis of actual days elapsed in a year consisting of 365 days (or 366 days, as the case may be) shall be calculated on such basis.  Interest shall accrue on each Loan from and including the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.03 bear interest for one day.

2.14                        Increase in the Maximum Commitment.

(a)                                 Administrative Agent shall, at the request of the Borrower, increase the Maximum Commitment one or more times to the amount requested by the Borrower by:

(x) admitting additional lenders hereunder (each, a “Subsequent Lender”); or (y) increasing the Commitment of any Lender (each, an “Increasing Lender”); or both, subject to the following conditions and Section 2.14(c):

(i)                                                        The Borrower shall have delivered to Administrative Agent the Facility Increase Request;

(ii)                                                     The Borrower shall, as applicable, execute: (A) a new Note payable to the order of each Subsequent Lender; or (B) a replacement Note payable to the order of each Increasing Lender;

(iii)                                                  Sufficient Available Amount generated from Unfunded Commitments of Included Investors exists to permit the Borrower to borrow up to the Maximum Commitment after giving effect to such increased Maximum Commitment;

(iv)                                                 After giving effect to the increase in the Lender’s Commitment, the Maximum Commitment will not exceed $350,000,000;

(v)                                                    The increase in the Maximum Commitment shall be in the minimum amount of $25,000,000;

(vi)                                                 No Event of Default or Potential Default has occurred and is continuing or would result from such increase in the Maximum Commitment;

(vii)                                              As of the date of such increase, the representations and warranties contained in Section 8 or in any other Loan Document are true and correct in all material respects, with the same force and effect as if made on and as of such date; except to the extent that such representations and warranties specifically refer to any earlier date, in which case they shall be true and correct in all material respects as of such earlier date and except that for the purposes of this Section 2.14(a)(vii), the representations and warranties contained in Section 8.08 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 9.01;

(viii)                                           The Borrower shall pay the Facility Increase Fee to Administrative Agent, which fee shall be payable in amounts and on the dates agreed to between the Borrower and Administrative Agent in the Fee Letter; and

(ix)                                                 Subject to Section 2.14(b)(i), Administrative Agent can successfully syndicate the requested increase of the Maximum Commitment.

(b)                                 With respect to each Facility Increase Request delivered pursuant to Section 2.14(a)(i), Administrative Agent agrees that:

(i)                                                        Administrative Agent will use its reasonable best efforts to syndicate the requested increase of the Maximum Commitment;

(ii)                                                     Each Subsequent Lender shall be an Eligible Assignee; and

(iii)                                                  Administrative Agent shall cause: (A) each Increasing Lender to execute a confirmation of such increase in a form reasonably acceptable to

Administrative Agent; and (B) each Subsequent Lender to execute a joinder to this Credit Agreement in a form reasonably acceptable to Administrative Agent.

(c)                                  Notwithstanding anything else in the foregoing: (i) no admission of any Subsequent Lender shall increase the Commitment of any existing Lender without such existing Lender’s consent; (ii) no Lender shall become an Increasing Lender without such Lender’s consent; and (iii) no increase will be permitted after the Borrower has decreased the Maximum Commitment under Section 3.06.

(d)                                 If Administrative Agent deems it advisable in its sole discretion, the Borrower and each Lender agree to execute an amendment to this Credit Agreement, in form and substance acceptable to Administrative Agent, to document an increase in the Maximum Commitment pursuant to this Section 2.14.

2.15                        Extension of Stated Maturity Date.  So long as (x) no Event of Default or Potential Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (a) or on the Stated Maturity Date and (y) the representations and warranties contained in Section 8 or in any other Loan Document shall be true and correct in all material respects on and as of the date on which notice is given in accordance with the following clause (a) or on the Stated Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 8.08 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 9.01, the Borrower may extend the Stated Maturity Date to a date that is not later than twelve (12) months after the then-effective Stated Maturity Date, no more than one time, upon: (a) delivery of a Facility Extension Request to Administrative Agent at least thirty (30) days, but no more than (60) days, prior to the Stated Maturity Date then in effect; (b) payment to Administrative Agent for the benefit of the Lenders of a facility extension fee equal to 15 basis points (0.15%) on the then-existing Maximum Commitment on a non-refundable basis; and (c) payment by the Borrower of all fees and expenses to Administrative Agent and the Lenders to the extent then due.  Such extension shall be evidenced by delivery of written confirmation of the same by Administrative Agent to the Borrower.

2.16                        Cash Collateral.

(a)                                 Certain Credit Support Events.  If: (i) the Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid in accordance with the provisions of this Credit Agreement; (ii) as of the Letter of Credit Collateralization Date, any Letter of Credit Obligations for any reason remains outstanding; (iii) the applicable Borrower Party shall be required to provide Cash Collateral pursuant to Section 11.02(d); or (iv) there shall exist a Defaulting Lender; the Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by Administrative Agent or the Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For the avoidance of doubt, it is hereby understood and agreed that if no Letter of Credit Obligations are outstanding, no Cash Collateral shall be required under this Section 2.16.

(b)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of)

Administrative Agent, for the benefit of Administrative Agent, the Letter of Credit Issuer and the Lenders, and agrees to maintain, a first priority (subject to Permitted Liens) security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or the Letter of Credit Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at SMBC.  The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.07, 2.17, 3.04, 3.06 or 11.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following: (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.11(b)(vii))); or (ii) the determination by Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided, however: (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Potential Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 11.04); and (y) the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                                        Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 13.01.

(ii)                                                     Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to

Section 13.02, shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to: (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; and (y) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if: (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share; and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Total Credit Exposures hereunder without giving effect to Section 2.17(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

(iii)                                                  Certain Fees.

(A)                                                            A Defaulting Lender (x) shall not be entitled to receive any unused commitment fee payable under to Section 2.10 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12.

(B)                                                            Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)                                                            With respect to any fee payable under Section 2.10 or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or clause (B) above, the Borrower shall: (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below; (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender; and (z) not be required to pay the remaining amount of any such fee.

(iv)                                                 Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that: (x) the conditions set forth in Section 7.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  Subject to Section 13.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                                    Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)                                 Defaulting Lender Cure.  If the Borrower, Administrative Agent and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3.                         PAYMENT OF OBLIGATIONS.

3.01                        Notes.

(a)                                 The Borrowings funded by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business.  The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the applicable Borrower Party and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of such Borrower Party hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

(b)                                 Upon the request of any Lender made through Administrative Agent, the applicable Borrower Party shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Each Borrower Party agrees, from time to time, upon the request of Administrative Agent or any affected Lender, to reissue new Notes, in accordance with the terms and substantially in the form heretofore provided, to any Lender and any Assignee of such Lender in accordance with Section 13.11, in renewal of and substitution for the Note previously issued by such Borrower Party to the affected Lender, and such previously issued Note shall be returned to such Borrower Party.

3.02                        Payment of Interest.

(a)                                 Interest.  Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by Administrative Agent, consistent with the provisions of Section 2.05, notwithstanding whether any Borrower Party received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement.  When a Borrowing is disbursed by wire transfer pursuant to instructions received from a Borrower Party, then such Borrowing shall be considered made at the time of the transmission of the wire, in accordance with the Loan Notice, rather than the time of receipt thereof by the receiving bank.  With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by Administrative Agent.

(b)                                 Interest Payment Dates.  Accrued and unpaid interest (i) on the Obligations shall be due and payable in arrears on each Interest Payment Date and on the Maturity Date and (ii) on any obligation of a Borrower Party hereunder on which such Borrower Party is in default shall be due and payable at any time and from time to time following such default upon demand by Administrative Agent (provided that any grace periods applicable to such obligation, to the extent provided herein, shall also apply).  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c)                                  Direct Disbursement.  If, at any time, Administrative Agent or Letter of Credit Issuer shall not have received on the date due, any payment of interest upon the Loans or any fee described herein, Administrative Agent may direct the disbursement of funds from the Collateral Accounts to the Lenders, in accordance with the terms hereof, to the extent available therein for payment of any such amount.

3.03                        Payments of Obligation.

(a)                                 Maturity Date.  The principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

(b)                                 Payments Generally.  All payments of principal of and interest on the Obligations under this Credit Agreement by any Borrower Party to or for the account of the Lenders, or any one of them, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by such Borrower Party.  Except as otherwise expressly provided herein, and except with respect to the principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower Parties hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars not later than 3:00pm on the date specified herein. Except as otherwise expressly provided herein with respect to principal and interest on Loans denominated in an Alternative Currency, all payments by the Borrower Parties hereunder shall be made to Administrative Agent, for the account of the respective the Lenders to which such payment is owed, at Administrative Agent’s Office in such Alternative Currency not later than the Applicable Time specified by the Administrative Agent. Without limiting the generality of the foregoing, Administrative Agent may require that any payments due under this Credit Agreement be made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  Funds received by Administrative Agent: (i) after 3:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by Administrative Agent in the case of payments in an Alternative Currency, shall in each case be treated for all purposes as having been received by Administrative Agent on the first Business Day next following receipt of such funds and any applicable interest or fees shall continue to accrue.  Each Lender shall be entitled to receive its Applicable Percentage (or other applicable share as provided herein) of each payment received by Administrative Agent hereunder for the account of the Lenders on the Obligations.  Each payment received by Administrative Agent hereunder for the account of a Lender shall be promptly distributed by Administrative Agent to such Lender.  If any payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)                                  Clawback.

(i)                                                        Funding by Lenders; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.04) and may, in reliance upon such assumption, make available to the applicable Borrower Party a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then such Lender and the applicable Borrower Party severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower Party to but excluding the date of payment to Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing; and (B) in the case of a payment to be made by a Borrower Party, the interest rate applicable to ABR Loans; provided, however, that if funds are not available to such Borrower Party in the Collateral Accounts to make payment on demand, to the extent that it is necessary for the Borrower or any Feeder Fund to issue Capital Call Notices to fund such required payment, such payment shall be made within fifteen (15) Business Days after Administrative Agent’s demand.  If any Borrower Party and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to such Borrower Party the amount of such interest paid by such Borrower Party for such period.  If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing as of the date of such Borrowing.  Any payment by a Borrower Party shall be without prejudice to any claim such Borrower Party may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii)                                                     Payments by Borrower Parties; Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from a Borrower Party prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Letter of Credit Issuer hereunder that such Borrower Party will not make such payment, Administrative Agent may assume that such Borrower Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Letter of Credit Issuer, as the case may be, the amount due.  In such event, if such Borrower Party has not in fact made such payment, then each of the Lenders or the Letter of Credit Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Letter of Credit Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or any Borrower Party with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

3.04                        Mandatory Prepayment.

(a)                                 Excess Loans Outstanding.  If, on any day, the Dollar Equivalent of the Principal Obligation exceeds the Available Amount (including, without limitation, as a result of an Exclusion Event), then the Borrower or the applicable Qualified Borrower shall pay on demand such excess (the “Mandatory Prepayment Amount”) to Administrative Agent, for the benefit the Lenders, in immediately available funds (except to the extent any such excess is addressed by Section 3.04(b)): (A) promptly (but in no event later than two (2) Business Days after such demand), to the extent such funds are available in the Collateral Accounts or any other account maintained by the applicable Loan Party; and (B) within fifteen (15) Business Days of demand to the extent that it is necessary for the Borrower and the Feeder Fund to issue Capital Call Notices to fund such required payment.

(b)                                 Excess Letters of Credit Outstanding.  If the amount of any Mandatory Prepayment Amount exceeds the Dollar Equivalent of the Principal Obligation attributable to Loans (plus, for the avoidance of doubt, any other then-due Obligation of the Borrower Parties other than Letter of Credit Obligations), the Borrower or the applicable Qualified Borrower shall Cash Collateralize the Letter of Credit Obligations in the amount of such excess, when required pursuant to the terms of Section 3.04(a).

3.05                        Voluntary Prepayments.  Any Borrower Party may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (a) such notice must be received by Administrative Agent not later than 11:00 a.m: (i) three (3) Business Days prior to any date of prepayment of LIBOR Loans; and (ii) on the date of prepayment of ABR Loans; (b) any prepayment of LIBOR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (c) any prepayment of ABR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Any Loans in an Alternative Currency shall satisfy these minimum thresholds on a Dollar Equivalent basis. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by a Borrower Party, such Borrower Party shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.05.  Subject to Section 2.17, each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Applicable Percentage.

3.06                        Reduction or Early Termination of Commitments.  So long as no Request for Credit Extension is outstanding, the Borrower may terminate the Commitments, or permanently reduce the aggregate Commitments, by giving prior irrevocable written notice to Administrative Agent of such termination or reduction three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrower in such notice), provided that: (a) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof; and (b) the Borrower shall not terminate or reduce the aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Dollar Equivalent of the Principal Obligation would exceed the aggregate Commitments (except that if such Dollar Equivalent of the Principal Obligation consists solely of Letter of Credit Obligations, the Borrower may provide Cash Collateral for such Letter of Credit Obligations and terminate the aggregate Commitments).  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the aggregate Commitments.  In no event may the Borrower reduce the aggregate Commitments to $10,000,000 or less (other than by a termination of all the Commitments), except in the case that the outstanding Dollar Equivalent of the Principal Obligation consists solely of Letter of Credit Obligations, in which case the Borrower may reduce the aggregate Commitments to the amount of Letter of Credit Obligations outstanding.  Any reduction of the aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the aggregate Commitments shall be paid on the effective date of such termination.  After any reduction of the aggregate Commitments under this Section 3.06, the Borrower’s right to increase the Maximum Commitment under Section 2.14 shall be terminated. For the avoidance of doubt, it is understood and agreed that the Credit Agreement and the other Loan Documents (other than the indemnification provisions therein or such other provisions that by their terms expressly survive termination of the Credit Agreement and such Loan Documents) shall terminate immediately upon the termination of all the outstanding Commitments, repayment of all Obligations (other than contingent indemnification obligations not then due and payable) and termination of all Letters of Credit.

3.07                        Lending Office.  Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any LIBOR Loan; (b) designate its principal office or a branch, subsidiary or Affiliate as its Lending Office (and the office to whose accounts payments are to be credited) for any ABR Loan; and (c) change its Lending Office from time to time by notice to Administrative Agent and the Borrower.  In such event, such Lender shall continue to hold the Note, if any, evidencing its Loans for the benefit and account of such branch, subsidiary or Affiliate.  Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.04, but for the purposes of this Credit Agreement such Lender shall, regardless of such Lender’s actual means of funding, be deemed to have funded its Commitment in accordance with the Interest Option selected from time to time by the Borrower Parties for such Borrowing period.

SECTION 4.                         CHANGE IN CIRCUMSTANCES.

4.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                                        Any and all payments by or on account of any obligation of any Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                                     If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes from any payment, then: (A) such Loan Party or the Administrative Agent shall withhold or make such deductions as are determined by such Loan Party or the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below; (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                                                  If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then: (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below; (B) such Loan Party or the Administrative Agent, to the extent required by such

Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iv)                                                 For the avoidance of doubt, for purposes of this Section 4.01 “applicable Laws” includes FATCA.

(b)                                 Payment of Other Taxes by Loan Parties.  Without limiting the provisions of subsection (a) above, each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.

(i)                                                        Each Loan Party shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the applicable Loan Party by a Lender or the Letter of Credit Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Letter of Credit Issuer, shall be conclusive absent manifest error.

(ii)                                                     Each Lender and the Letter of Credit Issuer shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor: (A) against any Indemnified Taxes attributable to any Lender or the Letter of Credit Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so); (B) against any Taxes attributable to any Lender’s failure to comply with the provisions of Section 13.11(e) relating to the maintenance of a Participant Register; and (C) against any Excluded Taxes attributable to any Lender or the Letter of Credit Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the Letter of Credit Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Letter of Credit Issuer, as the case may be, under this Credit Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause 4.01(c)(ii)(ii).

(d)                                 Evidence of Payments.  Upon request by a Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 4.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                                        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.01(e)(ii)(A), 4.01(e)(ii)(B) and 4.01(e)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                                     Without limiting the generality of the foregoing, if any Loan Party is a U.S. Person:

(A)                                                            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                                                            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest”

article of such tax treaty; and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code; (x) a certificate substantially in the form of Exhibit P to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) executed originals of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit P, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit P on behalf of each such direct and indirect partner;

(C)                                                            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                                                            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(iii)                                                  Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Letter of Credit Issuer, or have any obligation to pay to any Lender or the Letter of Credit Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Letter of Credit Issuer, as the case may be.  If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 4.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 4.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Loan Parties, upon the request of such Recipient, agree to repay the amount paid over to any such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to a Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 4.01(f) shall not be construed to require the Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 4.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Letter of Credit Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

4.02                        Illegality.  If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBOR, or to determine or charge interest rates based upon any LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower Parties through the Administrative Agent: (a) any obligation of such Lender to make or continue LIBOR Loans or to convert ABR Loans to LIBOR Loans shall be suspended; and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans for which the interest rate is determined by reference to the LIBOR component of the Alternate Base Rate, the interest rate for ABR Loans made by such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and Borrower Parties that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice: (i) the applicable Borrower Party shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all LIBOR Loans of such Lender to ABR Loans (which interest rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or, if such Lender may not lawfully continue to maintain LIBOR Loans immediately; and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBOR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR.  Upon any such conversion, each such Borrower Party shall also pay accrued interest on the amount so converted.

4.03                        Inability to Determine Rates.  If for any reason in connection with any request for a Loan or a conversion to or continuation thereof: (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Loan or (ii) adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed ABR Loan (in each case with respect to clause (a) above, “Impacted Loans”); or (b) the Required Lenders determine that the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify Borrower Parties and each Lender.  Thereafter: (i) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the LIBOR component of the Alternate Base Rate, the utilization of the LIBOR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, any Borrower Party may revoke any pending request for a Borrowing of, or conversion to or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans, without reference to the LIBOR, in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) above, the Administrative Agent shall in its reasonable discretion, establish an alternative interest rate for the Impacted Loans based upon the all-in-cost of funds to the Lenders of funding such Impacted Loans.  The Administrative Agent shall consult with the Borrower in good faith regarding such alternative interest rate, but it is acknowledged that the Borrower shall not have consent rights relating thereto.  To the extent such alternative rate is established, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, or (2) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

4.04                        Increased Costs Generally.

(a)                                 Change in Law.  If any Change in Law shall:

(i)                                                        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement) or the Letter of Credit Issuer;

(ii)                                                     subject any Recipient to any Taxes (other than: (A) Indemnified Taxes; (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes; and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                                                  impose on any Lender or the Letter of Credit Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting, continuing or maintaining any Loan the interest on which is determined by reference to the LIBOR (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or any other amount), in each case, by an amount determined in good faith by such Lender or the Letter of Credit Issuer to be material, then, within fifteen (15) Business Days after written demand therefor by such Lender or the Letter of Credit Issuer, the applicable Borrower Parties will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, by an amount deemed in good faith by such Lender or Letter of Credit Issuer to be material based on the amount which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time within fifteen (15) Business Days after written demand therefor, the applicable Borrower Parties will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the Letter of Credit Issuer (i) setting forth the amount or amounts necessary (including the calculation thereof in reasonable detail) to compensate such Lender or the Letter of Credit Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and (ii) certifying that such Lender or Letter of Credit Issuer, as the case may be, is requesting such compensation from its other borrowers shall be delivered to a Borrower Party simultaneously with any demand for compensation pursuant to subsection (a) or (b) of this Section.  Such certificate shall be conclusive absent manifest error.  Such Borrower Party shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount or amounts shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.  Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section 4.04 if it shall not at the time be the general policy or practice of such Lender to demand such compensation from similarly situated customers under comparable provisions of similar agreements.

(d)                                 Delay in Requests.  Each Lender and the Letter of Credit Issuer agrees to promptly notify the Borrower of the incurrence of any amount or amounts that are subject to, or the occurrence of any event that could result in compensation pursuant to, subsection (a) or (b) of this Section; provided that the failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to the foregoing provisions of this Section 4.04 shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation.

4.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower Parties shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it in respect of the period through the last day of the applicable Interest Period of the applicable LIBOR Loan referred to in clauses (a) through (d) below as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by such Borrower Party (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert into any Loan other than an ABR Loan on the date or in the amount notified by such Borrower Party;

(c)                                  any failure by such Borrower Party to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)                                 any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower Party pursuant to Section 13.12;

excluding any loss of anticipated profits, but including any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The applicable Borrower Party shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by any Borrower Party to the Lenders under this Section 4.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at the LIBOR for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

4.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 4.04, or requires a Borrower Party to pay any Indemnified Taxes or additional amounts to any Lender, the Letter of Credit Issuer or any Governmental Authority for the account of any Lender or the Letter of Credit Issuer pursuant to Section 4.01, or if any Lender or the Letter of Credit Issuer gives a notice pursuant to Section 4.02, then, at the request of the Borrower, such Lender or the Letter of Credit Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Letter of Credit Issuer, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable; and (ii) in each case, would not subject such Lender or the Letter of Credit Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Letter of Credit Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Letter of Credit Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 4.04 or if any Borrower Party is required to pay Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, and in each such case such Lender has declined or is unable to designate a different lending office in accordance with Section 4.06(a), the Borrower may replace such Lender in accordance with Section 13.12.

(c)                                  Survival.  Each Borrower Party’s obligations under this Section 4 shall survive termination of the aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

SECTION 5.                         SECURITY.

5.01                        Liens and Security Interest.

(a)                                 To secure performance by the Loan Parties of the payment and performance of the Obligations: (i) the Borrower and the Feeder Fund shall grant to the Administrative Agent, for the benefit of each of the Lenders an exclusive, perfected, first priority (subject to Permitted Liens) security interest and lien in and to each Collateral Account pursuant to a Collateral Account Pledge for such Collateral Account; and (ii) the Borrower, the Feeder Fund and General Partner, to the extent of their respective interests therein, shall grant to the Administrative Agent, for the benefit of the Lenders, an exclusive, perfected, first priority (subject to Permitted Liens) security interest and Lien in and to the Capital Calls, Capital Commitments, and Capital Contributions, including, without limitation, following the occurrence and during the continuance of an Event of Default, any rights to make Capital Calls, receive payment of Capital Commitments and enforce the payment thereof pursuant to a Security Agreement and to enforce the payment thereof or any guarantees thereof now existing or hereafter arising (the collateral in clauses (i) and (ii) of this Section 5.01 being, collectively, the “Collateral”).  The Borrower and the Feeder Fund hereby irrevocably appoint the Administrative Agent as subscription agent and the sole party entitled in the name of the Borrower and the Feeder Fund upon the occurrence and during the continuance of an Event of Default, to make any Capital Calls upon the Investors pursuant to the terms of the applicable Constituent Documents in accordance with the provisions and subject to the limitations of the Loan Documents, including the second paragraph of Section 11.02 of this Agreement.

(b)                                 For the avoidance of doubt and notwithstanding anything to the contrary herein or in any Loan Document: (i) the Administrative Agent shall in connection with any exercise of remedies relating to the Collateral only be permitted to make Capital Calls ratably upon the Investors in accordance with the terms of the applicable Loan Party’s Constituent Documents; (ii) the Administrative Agent and the Lenders agree not to contact any Investor in connection with this Credit Agreement except when an Event of Default has occurred and is continuing and (iii)  the Administrative Agent and the Lenders agree not to disclose to any Investor the identity of any other Investor, except that this clause shall not prohibit disclosure of (A) an Investor’s name in connection with the circumstances described in Section 13.17(b), (c), (e) or (g), or (B) information about an Investor other than its identity (such as the amount of its Capital Commitment or Contributions) that is reasonably necessary in order for the Administrative Agent to make Capital Calls upon Investors generally after the occurrence and during the continuance of an Event of Default.

5.02                        Collateral Accounts; Capital Calls.

(a)                                 Collateral Accounts.  The Borrower and the Feeder Fund shall require that all Investors wire-transfer to the applicable Collateral Account  all monies or sums paid or to be paid by any Investor to the capital of the Borrower and the Feeder Fund as Capital Contributions as and when Capital Contributions are called pursuant to the Capital Call Notices.  In addition, the Borrower and the Feeder Fund shall, upon receipt, deposit in the applicable Collateral Account described above any payments and monies that the Borrower or the Feeder Fund receives directly from its Investors as Capital Contributions.

(b)                                 No Duty.  Notwithstanding anything to the contrary herein contained (but subject to the last sentence of Section 5.01), it is expressly understood and agreed that neither the Administrative Agent, Letter of Credit Issuer, nor any Lender undertakes any duties, responsibilities, or liabilities with respect to Capital Calls.  None of them shall be required to refer to the Constituent Documents, Subscription Agreements or Side Letters of the Borrower or the Feeder Fund or take any other action with respect to any other matter which might arise in connection with such Constituent Documents, the Subscription Agreements or any Side Letter, or any Capital Call.  None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of the Borrower, the Feeder Fund or any Investor.  None of them has any duty to inquire into the use, purpose, or reasons for the making of any Capital Call or with respect to the investment or the use of the proceeds thereof.

(c)                                  Capital Calls.  In order that the Lenders may monitor the Collateral and the Capital Commitments, neither the Borrower nor the Feeder Fund shall issue any Capital Call Notice or otherwise request, notify, or demand that any Investor make any Capital Contribution, without delivering to the Administrative Agent (which delivery may be via fax) promptly after (and in any event, within two (2) Business Days of) delivery of the Capital Call Notices to any Investors, copies of the Capital Call Notice for each Investor from whom a Capital Contribution is being sought.

(d)                                 Use of Account.  Each Collateral Account shall be a blocked account and the respective Borrower or Feeder Fund shall not be permitted to withdraw or disburse funds except as provided in this section or otherwise pursuant to the terms of its respective Control Agreement.  Notwithstanding the foregoing the Feeder Funds agree that amounts contained in any Feeder Fund Collateral Account shall be transferred within one (1) Business Day to the Collateral Account of the Borrower. The Borrower may request that the Administrative Agent withdraw funds from the Borrower’s Collateral Account at any time or from time to time and disburse such funds as such Borrower may direct (and the Administrative Agent shall promptly, or if a Sub-Agent is utilized, shall promptly direct its Sub-Agent, to cause such withdrawals to occur) so long as at the time of such withdrawal or disbursement and after giving effect thereto: (i) there does not exist an Event of Default; (ii) there does not exist a Potential Default; and (iii) the Dollar Equivalent of the Principal Obligation does not exceed the Available Amount (unless, in the latter case, such party has directed that such disbursement be paid to the Administrative Agent to repay such excess), and any request by a Borrower for withdrawal from the Borrower’s Collateral Account shall be deemed a representation and warranty that the conditions set forth in the foregoing clauses (i), (ii) and (iii) have been satisfied.  Notwithstanding the foregoing, the respective Borrower or Feeder Fund may make a withdrawal from its Collateral Account at any time to the extent permitted pursuant to clause (y) of the proviso to Section 10.09(b) of this agreement. The Lenders authorize the Administrative Agent to make such withdrawals and disbursements.  The Borrower and each Feeder Fund hereby irrevocably authorizes and directs the Lenders, acting through the Administrative Agent, to charge from time to time the Collateral Accounts for amounts not paid when due (after the passage of any applicable grace period) to the Lenders or any of them hereunder, under any Letter of Credit Application, under any Letter of Credit or under the Notes.  The Borrower and each Feeder Fund hereby agree that in the event that any new Collateral Account is established or the Control Agreement with respect to any existing Collateral Account is terminated by the depository  bank that it shall enter into appropriate Control Agreements within a reasonable period thereafter not to exceed ten (10) Business Days. The Administrative Agent, on behalf of the Lenders, is hereby authorized, in the name of the Lenders or the name of the Borrower or such Feeder Fund at any time or from time to time upon the occurrence and while an Event of Default exists, to notify any or all parties obligated to the Borrower or such Feeder Fund with respect to the Capital Commitments to make all payments due or to become due thereon directly to the Administrative Agent on behalf of the Lenders, at a different account number, or to initiate one or more Capital Call Notices in order to pay the Obligations, in each case in accordance with the provisions and subject to the limitations of the Loan Documents, including the second paragraph of Section 11.02 of this Agreement.  Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the Lenders, none of the Administrative Agent or the Lenders shall ever be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Call Notices, Capital Commitments, or any Capital Contributions, or sums due or paid thereon.  The Administrative Agent shall give the Borrower prompt notice of any action taken pursuant to this Section 5.02(d), but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrower or any Feeder Fund with respect to such action.

5.03                        Subordination of Claims.  As used herein, the term “Subordinated Claims” means, with respect to Investors, each Loan Party and each General Partner, all debts and liabilities between or among any two or more of such Persons, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Person or Persons thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Loan Party or any General Partner (including, without limitation, by setoff pursuant to the terms of any applicable agreement).  Subordinated Claims shall include without limitation all rights and claims of each Loan Party and each General Partner against an Investor under the Constituent Documents of such Person or under the Subscription Agreements.  At any time during the existence and continuation of an Event of Default, neither any Loan Party nor any General Partner shall receive or collect, directly or indirectly any amount upon the Subordinated Claims, other than, the payment of management fees as set forth in the applicable

Constituent Documents as of the Closing Date, provided that the foregoing shall not be permitted if (i) any Loan Party is in bankruptcy, or (ii) such payment would cause an Event of Default.

Any liens, security interests, judgment liens, charges, or other encumbrances upon any Person’s assets securing payment of Subordinated Claims, including, but not limited to, any liens or security interests on an Partnership Interest, shall be and remain inferior and subordinate in right of payment and of security to any liens, security interests, judgment liens, charges, or other encumbrances upon an Investor’s assets securing such Investor’s obligations and liabilities to the Lenders pursuant to any of the Collateral Documents executed by such Person, regardless of whether such encumbrances in favor of any Loan Party, General Partner or the Lenders presently exist or are hereafter created or attach.  Following the occurrence and during the continuance of an Event of Default, without the prior written consent of the Administrative Agent, neither any Loan Party nor General Partner shall: (a) exercise or enforce any creditor’s or partnership right it may have against an Investor; (b) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of such Investor held by such Person; or (c) exercise any rights or remedies against an Investor under the Constituent Documents of such Person or the Subscription Agreements, provided that any action taken by the Administrative Agent or the Lenders in any Loan Party’s name in accordance hereunder, or any action taken by any Loan Party that is required under any Loan Document or to comply with any Loan Document, shall not be a violation of this Section 5.03.

SECTION 6.                         RESERVED.

SECTION 7.                         CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.

7.01                        Conditions to Initial Credit Extension.  The obligation of each Lender and the Letter of Credit Issuer to make its initial Credit Extension hereunder is subject to the conditions precedent that Administrative Agent shall have received, on or before the Closing Date, or with respect to Section 7.01(m) within five Business Days of the Closing Date, the following:

(a)                                 Credit Agreement.  This Credit Agreement, duly executed and delivered by the Borrower and the Feeder Fund;

(b)                                 Notes.  Notes, drawn to the order of each Lender, duly executed and delivered by the Borrower;

(c)                                  Security Agreements.  The Security Agreements, duly executed and delivered by  the Borrower, the Feeder Fund and General Partner;

(d)                                 Collateral Account Pledges.  A Collateral Account Pledge with respect to each Collateral Account, duly executed and delivered by the applicable Loan Party;

(e)                                  Control Agreements.  Each Control Agreement, each duly executed and delivered by the parties thereto;

(f)                                   Financing Statements.

(i)                                                        searches of UCC filings (or their equivalent) in each jurisdiction where a filing has been or would need to be made in order to perfect Administrative

Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(ii)                                                     Filings satisfactory to Administrative Agent, in its sole discretion, to perfect Administrative Agent’s security interest in the Collateral (other than any Filings consisting of notice to limited partners of any Loan Parties formed in the Cayman Islands, which shall be provided in accordance with Section 9.11);

(g)                                  Evidence of Authority.  Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and each General Partner as Administrative Agent may reasonably require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Loan Documents to which such Loan Party or General Partner is a party;

(h)                                 Constituent Documents.  Such evidence as Administrative Agent may reasonably require to verify that each Loan Party and each General Partner is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business (to the extent failure to be in good standing or so qualified would reasonably be expected to have a Material Adverse Effect), including certified copies of each such Person’s Constituent Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

(i)                                     Responsible Officer Certificate.  A certificate from a Responsible Officer of each Loan Party, stating that: (i) all of the representations and warranties contained in Section 7 and the other Loan Documents made by such Loan Party are true and correct in all material respects as of such date; and (ii) no event has occurred and is continuing, or would result from the Credit Extension, which constitutes an Event of Default or, to its knowledge, a Potential Default;

(j)                                    Opinion of Counsel.  A favorable opinion of Ropes & Gray LLP, New York counsel to each Loan Party and each General Partner, covering such matters relating to the transactions contemplated hereby as reasonably requested by Administrative Agent, and in a form reasonably acceptable to Administrative Agent.  Each Loan Party and each General Partner hereby requests that such counsel deliver such opinions;

(k)                                 ERISA Deliverables.  With respect to each Loan Party, an Operating Company Opinion (or a reliance letter addressed to Administrative Agent and the Lenders) from counsel to such Loan Party, and each Loan Party hereby requests that such counsel deliver such opinion(s); provided, however, if (x) a Loan Party does not intend to qualify as an Operating Company in order to avoid holding Plan Assets, and (y) it is reasonable for such Loan Party to conclude that its underlying assets will not constitute Plan Assets throughout the entire contemplated term of this Credit Agreement (until such time, if any, that such Loan Party delivers an Operating Company Opinion), due to satisfaction of another exception to holding Plan Assets (other than the Operating Company exceptions), then such Loan Party may deliver a No Plan Asset Certificate to Administrative Agent in lieu of providing an Operating Company Opinion;

(l)                                     Investor Documents.  Administrative Agent shall have received with respect to each Investor: (i)  a copy of such Investor’s duly executed Subscription Agreement; (ii) each redacted Side Letter with respect to such Investor (if any) (which shall be acceptable to

Administrative Agent in its sole discretion); (iii) a copy of each Included Investor’s duly executed Funding and Support Letter as required by Administrative Agent, and (iv) evidence of authority to enter into its Subscription Agreement if any, that the Borrower or the Feeder Fund, as applicable, has actually received, and that has been requested by Administrative Agent in its sole discretion;

(m)                             Fees; Costs and Expenses.  Payment of all fees and other amounts due and payable by any Loan Party on or prior to the date hereof including under any Fee Letter and, to the extent invoiced, reimbursement or payment of all reasonable and documented expenses required to be reimbursed or paid by the Borrower hereunder, including the reasonable and documented fees and disbursements invoiced through the date hereof of Administrative Agent’s special New York counsel, Mayer Brown, LLP;

(n)                                 Additional Information.  Such other information and documents as may reasonably be required by Administrative Agent and its counsel.

7.02                        All Loans and Letters of Credit.  The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type of Loan, or a continuation of LIBOR Loans) is subject to the following conditions precedent:

(a)                                 Representations and Warranties.  The representations and warranties of the Borrower and each other Loan Party contained in Section 8 or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of any such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 7.02(a), the representations and warranties contained in Section 8.08 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 9.01;

(b)                                 No Default.  No Event of Default or Potential Default exists at such date;

(c)                                  Loan Notice.  Administrative Agent shall have received a Loan Notice;

(d)                                 Application.  In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Request for Credit Extension executed by the applicable Borrower Party, and shall have countersigned the same;

(e)                                  No Investor Excuses.  The Loan Parties and General Partners have no actual knowledge that any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Constituent Documents, its Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the related Credit Extension, in each case other than as disclosed to Administrative Agent in writing (it being understood and agreed that the excused, withdrawn or exempted portion of the applicable Investor’s Unfunded Commitment so disclosed shall be excluded from the calculation of the Available Amount);

(f)                                   No Cause Event.    No Cause Event shall have occurred; and

(g)                                  Fees; Costs and Expenses.  Payment of all fees and other amounts due and payable by any Loan Party pursuant to the Loan Documents on or prior to the date of such Credit

Extension and, to the extent invoiced, reimbursement or payment of all reasonable and documented expenses required to be reimbursed or paid by the Borrower hereunder, including the reasonable and documented fees and disbursements invoiced through the date of such Credit Extension of Administrative Agent’s special New York counsel, Mayer Brown, LLP.

Each Request for Credit Extension submitted by a Borrower Party shall be deemed to be a representation and warranty that the conditions specified in Sections 7.02(a) and 7.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

7.03                        Qualified Borrower Loans and Letters of Credit.  The obligation of each Lender to advance a Loan to a Qualified Borrower or to cause the issuance of a Letter of Credit for a Qualified Borrower is subject to the conditions that:

(a)                                 Qualified Borrower Promissory Note.  Administrative Agent shall have received a duly executed Qualified Borrower Promissory Note or Qualified Borrower Letter of Credit Promissory Note, as applicable, complying with the terms and provisions hereof;

(b)                                 Authorizations of Qualified Borrower. Administrative Agent shall have received from the Qualified Borrower appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Notes or the Qualified Borrower Letter of Credit Promissory Notes, duly adopted by Qualified Borrower, as required by law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(c)                                  Incumbency Certificate.  Administrative Agent shall have received from the Qualified Borrower a signed certificate of the appropriate Person of the Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person;

(d)                                 Borrower Guaranty.  Administrative Agent shall have received from the Borrower a duly executed Borrower Guaranty complying with the terms and provisions hereof;

(e)                                  Opinion of Counsel to Qualified Borrower.  Administrative Agent shall have received a favorable opinion of counsel for the Qualified Borrower, in form and substance reasonably satisfactory to Administrative Agent and addressed to Administrative Agent for the benefit of the Lenders.  Each Qualified Borrower hereby directs its counsel to prepare and deliver such legal opinion to Administrative Agent for the benefit of the Lenders;

(f)                                   Opinion of Counsel to the Borrower. Administrative Agent shall have received a favorable opinion of counsel for the Borrower, in form and substance satisfactory to Administrative Agent and addressed to Administrative Agent, with respect to the subject Borrower Guaranty, covering such matters relating thereto as reasonably requested by Administrative Agent, and in a form reasonably acceptable to Administrative Agent.  The Borrower hereby directs such counsel to prepare and deliver such legal opinion to Administrative Agent for the benefit of the Lenders;

(g)                                  Fees, Costs and Expenses.  Payment of all fees and other invoiced amounts due and payable by any Borrower Party on or prior to the date hereof and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrower hereunder; and

(h)                                 Additional Information.  Administrative Agent shall have received such other information and documents as may reasonably be required by Administrative Agent and its counsel.

SECTION 8.                         REPRESENTATIONS AND WARRANTIES.   To induce the Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, each Loan Party, as applicable, represents and warrants to the Lenders that:

8.01                        Organization and Good Standing of the Borrower and the Feeder Fund.  The Feeder Fund is a limited partnership duly organized and validly existing under the laws of Delaware and the Borrower is a corporation duly formed and validly existing under the laws of Delaware, and each of the Borrower and the Feeder Fund has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification, except where the failure to be so qualified to do business could not reasonably be expected to have a Material Adverse Effect.

8.02                        Organization and Good Standing of the Feeder Fund General Partner.  The Feeder Fund General Partner is a limited partnership duly organized and validly existing under the laws of Delaware, and it has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification, except where the failure to be so qualified to do business could not reasonably be expected to have a Material Adverse Effect.

8.03                        Investor Documents.  Each Investor has executed a Subscription Agreement which has been provided to the Administrative Agent.  Each Side Letter that has been entered into with an Investor has been provided to the Administrative Agent in redacted form.  For each Investor, the applicable Constituent Documents set forth its entire agreement regarding its Capital Commitment.

8.04                        Authorization and Power.  Each Loan Party and each General Partner has the partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform their respective obligations under, and to consummate the transactions contemplated in, this Credit Agreement, the Notes, and the other Loan Documents to be executed by it.  Each Loan Party and each General Partner is duly authorized to, and has taken all partnership, limited liability company and corporate action, as applicable, necessary to authorize it to, execute, deliver, and perform its respective obligations under, and to consummate the transactions contemplated in, this Credit Agreement, the Notes, and such other Loan Documents and are and will continue to be duly authorized to perform its respective obligations under this Credit Agreement, the Notes, and such other Loan Documents.

8.05                        No Conflicts or Consents.  None of the execution and delivery of this Credit Agreement, the Notes, or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with (a) any provision of law, statute, or regulation to which any Loan Party or any General Partner is subject, (b) any of the Constituent Documents of any Loan Party or any General Partner, (c) any judgment, order, material license or material permit applicable to any Loan Party or any General Partner or any indenture, mortgage, deed of trust, or other agreement or instrument to which any Loan Party or any General Partner is a party or by which any Loan Party or any General Partner may be bound, or to which any Loan Party or any General Partner may be subject, nor will such execution, delivery, consummation or compliance of the Credit Agreement, the Notes, or other Loan Documents result in the creation or imposition of a Lien on any of the properties or assets of any Loan Party or any of its Subsidiaries or Affiliates (other than Liens in favor of the Administrative Agent).  No consent, approval, authorization, or order of any Governmental Authority or third party is required in connection with the execution and delivery, or performance, by any Loan Party or any General Partner of the Loan Documents or to consummate the transactions contemplated hereby or thereby.

8.06                        Enforceable Obligations.  This Credit Agreement, the Notes and the other Loan Documents to which it is a party are the legal and binding obligations of each Loan Party, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and equitable principles.

8.07                        Priority of Liens.  The Collateral Documents create, as security for the Obligations, valid and enforceable, exclusive, first priority (subject to Permitted Liens) security interests in and Liens on all of the Collateral in which any Loan Party or any General Partner has any right, title or interest, in favor of the Administrative Agent for the benefit of the Lenders, subject to no other Liens, except as enforceability may be limited by Debtor Relief Laws and equitable principles.

8.08                        Financial Condition.  Each Loan Party has delivered to the Administrative Agent the most-recently available copies of the financial statements and reports described in Section 9.01. Such statements fairly present, in all material respects, the financial condition of such Loan Party as of the applicable date of delivery and the results of such Loan Party’s operations for the period covered thereby, and have been prepared in accordance with GAAP, except as provided therein.

8.09                        Full Disclosure.  There is no material fact known to any Loan Party or any General Partner that has not been disclosed to the Administrative Agent in writing which would reasonably be expected to result in a Material Adverse Effect.  No information heretofore furnished by any Loan Party or any General Partner in connection with, or pursuant to, this Credit Agreement, the other Loan Documents or any transaction contemplated hereby or thereby contains, when furnished, any untrue statement of a material fact that would reasonably be expected to result in a Material Adverse Effect.

8.10                        No Default.  No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

8.11                        No Litigation.  There are no actions, suits, or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of any Loan Party or any General Partner, threatened in writing, against any Loan Party or any General Partner that would reasonably be expected to result in a Material Adverse Effect.

8.12                        Material Adverse Change.  No changes to any Loan Party or any General Partner have occurred since the date of the most recent audited financial statements of such Loan Party and such General Partner delivered to the Lenders prior to the date hereof that have not been disclosed to the Administrative Agent and which would reasonably be expected to result in a Material Adverse Effect.

8.13                        Taxes.  To the extent that failure to do so could reasonably be expected to have a Material Adverse Effect, all tax returns required to be filed by any Loan Party in any jurisdiction have been filed and all Taxes upon such Loan Party or upon any of its respective properties, income or franchises have been paid prior to the time that such Taxes could give rise to a Lien thereon.  There is no proposed Tax assessment against any Loan Party which would reasonably be expected to result in a Material Adverse Effect and is not being contested in good faith.

8.14                        Jurisdiction of Formation; Principal Office.  The jurisdiction of formation of the Borrower, the Feeder Fund and the Feeder Fund General Partner is Delaware, and the principal office, chief executive office and principal place of business of each such entity is at 200 Clarendon St., Boston, MA 02116.

8.15                        ERISA Compliance.  (a) No Loan Party nor any ERISA Affiliate has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to, any Pension Plan; (b) the underlying assets of each Loan Party do not constitute Plan Assets; and (c) assuming that no portion of the assets used by any Lender in connection with the transactions contemplated under the Loan Documents constitutes Plan Assets unless such Lender relies on a prohibited transaction exemption all of the conditions of which are satisfied, none of the transactions contemplated under the Loan Documents constitutes a “non-exempt prohibited transaction” under Section 4975(c)(1)(A), (B), (C) or (D) of the Code or Section 406(a) of ERISA that could subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under the Code or ERISA.

8.16                        Compliance with Law.  Each Loan Party is, to the best of its knowledge, in compliance in all respects with all laws, rules, regulations, orders, and decrees which are applicable to such Loan Party or its properties, including, without limitation, Environmental Laws, to the extent failure to comply would reasonably be expected to have a Material Adverse Effect.

8.17                        Hazardous Substances.  No Loan Party: (a) has received any notice or other communication or otherwise learned of any Environmental Liability which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by a Loan Party, or any permit issued under any Environmental Law to such Loan Party; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) to its knowledge, has threatened or actual liability in connection with the Release or threatened Release of any Hazardous Material into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

8.18                        Insider.  Neither any Loan Party nor General Partner is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender (the foregoing being made solely as to SMBC or as to any other Lender that becomes a party hereto with the consent of the Borrower).

8.19                        Partnership Structure.  As of the date hereof, the sole general partner of the Feeder Fund is the Feeder Fund General Partner.  The Investors in the Borrower and the Feeder Fund are set forth on Exhibit A and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent in accordance with Section 10.05), and the Capital Commitment of each Investor is set forth on Exhibit A (or on such revised Exhibit A).

8.20                        Capital Commitments and Contributions.  The aggregate amount of the Unfunded Commitments of all Investors as of the date hereof is $436,602,144.  The aggregate amount of the Unfunded Commitments of all Included Investors as of the date hereof is $247,820,000.  There are no Capital Call Notices outstanding except as otherwise disclosed in writing to the Administrative Agent.  Except as disclosed to the Administrative Agent, to the knowledge of each Loan Party and each General Partner, no Investor is in default under any of the Constituent Documents.  Prior to the date hereof, the

Borrower and the Feeder Fund have satisfied all conditions to their rights to make a Capital Call, including any and all conditions contained in its Constituent Documents or the Subscription Agreements.

8.21                        Fiscal Year.  The fiscal year of each Loan Party and each General Partner is the calendar year.

8.22                        Business Development Company Status. Each Loan Party and each General Partner is in compliance with Section 61 of the Investment Company Act of 1940 and each other requirement applicable to a business development company under the Investment Company Act of 1940, in each case to the extent applicable and in all material respects.

8.23                        Margin Stock.  No portion of the credit extended to the Borrower hereunder has or will be used by the Borrower to purchase or carry any margin stock (within the meaning of Regulation U), or to extend credit for the purpose of purchasing or carrying margin stock, in any case for any purpose that violates, or is inconsistent with, Regulation U.

8.24                        OFAC.  No Loan Party, nor any director, officer or partner of any Loan Party: (a) is currently the subject of any Sanctions; (b) is located, organized or residing in any Designated Jurisdiction; or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, nor the issuance of an Letter of Credit, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger, the Administrative Agent or the Letter of Credit Issuer) of Sanctions.

8.25                        No Defenses.  Except as disclosed to the Administrative Agent, neither any Loan Party nor any General Partner knows (a) of any default or circumstance which with the passage of time and/or giving of notice, would reasonably be expected to constitute an event of default under its Constituent Documents, any Subscription Agreement or Side Letter which would constitute a defense to the obligations of the Investors to make Capital Contributions to a Borrower or the Feeder Fund, as applicable, pursuant to a Capital Call in accordance with the Subscription Agreements or the applicable Loan Party’s Constituent Documents, or (b) of any claims of offset or any other claims of the Investors against any Borrower, the Feeder Fund, or the Feeder Fund General Partner which would or could diminish or adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Calls in accordance with the Subscription Agreements (and any related Side Letters) or applicable Constituent Documents.

8.26                        No Withdrawals Without Approval.  No Investor is permitted to withdraw its interest in the Borrower or the Feeder Fund without the prior approval of the applicable Borrower or the Feeder Fund General Partner (as applicable) except as set forth in the applicable Constituent Documents.

8.27                        RIC

(a)                                 Since its formation the Borrower has elected to be treated as, and has qualified as, a RIC for U.S. federal income tax purposes and has never failed to qualify as such for any taxable year.

(b)                                 The Borrower will distribute annually all of its income to its shareholders in a manner such that it has never been, and will not become, subject to tax on its “investment company taxable income” (as defined in Section 852(b)(2) of the Code) pursuant to Section 851(b)(1) of the Code.

(c)                                  The Borrower has never been subject to, and is currently not subject to, tax on its undistributed net capital gain pursuant to Section 852(b)(3) of the Code.

(d)                                 As of the date hereof, the Borrower has never been subject to, and is currently not subject to, an excise tax on its “required distribution” (as defined in Section 4982(b) of the Code) for any taxable year pursuant to Section 4982 of the Code.

(e)                                  The Borrower has never been treated as, and is not currently treated as, a “personal holding company” (as defined in Section 542 of the Code) and has never been subject to, and is currently not subject to tax on its undistributed personal holding company income pursuant to Section 541 of the Code.

SECTION 9.                         AFFIRMATIVE COVENANTS.    So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligations (other than contingent indemnification obligations not then due and payable), each Loan Party and each General Partner agrees that, without the written consent of the Administrative Agent, based upon the approval of Required Lenders (unless the approval of the Administrative Agent alone or a different number of Lenders is expressly permitted below):

9.01                        Financial Statements, Reports and Notices.  The Loan Parties shall cause the following to be delivered to the Administrative Agent:

(a)                                 Annual Statements.  As soon as reasonably available and in any event within one hundred eighty (180) days after the end of each fiscal year of each Loan Party, audited financial statements of such Loan Party, including a consolidated balance sheet of such Loan Party and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations for such fiscal year, accompanied by a report of independent public accountants of nationally recognized standing (which report shall be unqualified as to going concern and scope of audit);

(b)                                 Quarterly Statements.  As soon as available and in any event within ninety (90) days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of operations for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, and a copy of the quarterly letter prepared by the Borrower for its Investors;

(c)                                  Compliance Certificate.  Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate (a “Compliance Certificate”) of a Responsible Officer of the Loan Parties substantially in the form of Exhibit M (with blanks appropriately completed in conformity herewith, and which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes): (i) stating that each such Responsible Officer is familiar with the terms and provisions of the Loan Documents, and has made, or caused to be made under his or her supervision, a detailed review of the transactions and financial condition of Loan Parties during the period covered by such Compliance Certificate; (ii) certifying that such financial statements fairly present in all material respects the financial condition and the results of operations of the Loan Parties on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of quarterly financial statements, to year-end adjustments and the absence of footnotes; (iii) stating whether any Event of Default or Potential Default exists on the date of such certificate and, if any Event of Default or Potential Default then exists, setting forth the details thereof and the action which the applicable Loan Party is taking or propose to take with respect thereto; (iv) setting forth the Unfunded Commitments of all Investors and a calculation of the Available Amount (all as of the end of the relevant period); (v) specifying changes, if any, in the name of any Investor or in the identity of any Investor, by merger or otherwise, and updated contact information for Investors necessary for the delivery of Capital Call Notices, in each case in this clause (v), of which any such Responsible Officer has actual knowledge; (vi) listing Investors that have not satisfied the conditions of Section 10.05(d); and (vii) listing Included Investors which to the actual knowledge of any Responsible Officer of any Loan Party have been subject to an Exclusion Event during the period covered by such financial statements not previously reported;

(d)                                 Notices Affecting Available Amount.  Promptly and in any event within five (5) Business Days after the delivery of any Withdrawal Election pursuant to the Constituent Documents, a notice setting forth each Investor that has delivered such Withdrawal Election and the details thereof;

(e)                                  Reporting Relating to Investors.  Promptly upon the request by the Administrative Agent, copies of all financial statements, reports and other material information and other material correspondence sent by a Loan Party and/or a General Partner to Investors or received by a Loan Party and/or a General Partner from Investors, including, without limitation, notices of default, notice of election or exercise of any rights or remedies under the Constituent Documents of any Loan Party, notices relating in any way to an Investor’s funding obligation and any notice containing any reference to misconduct of any General Partner or any Loan Party;

(f)                                   [Reserved].

(g)                                  ERISA Deliverables.

(i)                                                        Unless an Operating Company Opinion has previously been delivered to the Administrative Agent in accordance with Section 7.01(k) or this Section 9.01(g), each Loan Party, as applicable, shall deliver to the Administrative Agent an Operating Company Opinion in a form reasonably acceptable to the Administrative Agent on or before the date, if any, that such Loan Party would hold Plan Assets absent qualification as an Operating Company.

(ii)                                                     To the extent a Loan Party has delivered to the Administrative Agent an Operating Company Opinion pursuant to Section 7.01(k) or this Section 9.01(g), by the sixtieth (60th) day of each Annual Valuation Period of such Loan Party, such Loan Party shall deliver to the Administrative Agent an Operating Company Certificate.

(iii)                                                  If (x) a Borrower Party does not intend to qualify as an Operating Company in order to avoid holding Plan Assets, and (y) it is reasonable for such Loan Party to conclude that its underlying assets will not constitute Plan Assets, throughout the entire contemplated term (or remaining term) of this Credit Agreement (until such time, if any, that such Loan Party delivers an Operating Company Opinion), due to satisfaction of another exception to holding Plan Assets (other than the Operating Company exceptions), then at the times a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 9.01(c), such Loan Party shall deliver a No Plan Asset Certificate to the Administrative Agent in lieu of providing an Operating Company Opinion or Operating Company Certificate.

(h)                                 Electronic Delivery.  Documents required to be delivered pursuant to Section 9.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date: (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address (if any) listed on Schedule II; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent; and (B) the Borrower shall notify the Administrative Agent and each Lender (by fax or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain copies of the documents referred to above.

(i)                                     Termination of Funding Support Letter. Promptly, following the termination of any Funding and Support Letter or any Loan Party’s knowledge that any such letter otherwise ceases to be in full force and effect, notice thereof.

9.02                        Payment of Taxes.  Each Loan Party will pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any property belonging to it before delinquent, if such failure would have a Material Adverse Effect; provided, however, that no Loan Party shall be required to pay any such tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established.

9.03                        Maintenance of Existence and Rights.  Each Loan Party and each General Partner will preserve and maintain its existence.  Each Loan Party shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to have a Material Adverse Effect.

9.04                        Notice of Default; Notice of Cause Events.  Each Loan Party and each General Partner will furnish to the Administrative Agent, promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default or a Potential Default (including, without limitation, notice from the limited partners of the Feeder Fund under Section 3.1.2 of the Partnership Agreement or otherwise that the Investors of the Feeder Fund intend to seek the removal of  the Feeder Fund General Partner as general partner of the Feeder Fund), a written notice specifying the nature and period of existence thereof and the action which any Loan Party or any General Partner is taking or proposes to take with respect thereto.  Each Loan Party shall notify the Administrative Agent in writing promptly after any Responsible Officer of such Loan Party obtains actual knowledge: (a) that any Investor has violated or breached any material term of any Constituent Document; or (b) of the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause the events in clause (a), provided that such notification shall be required to be made promptly and (x) in respect of the above events relating to Included Investors, within two (2) Business Days of a Responsible Officer of any Loan Party obtaining actual knowledge of any of the foregoing; and (y) in respect of the above events relating to Investors that are not Included Investors, within five (5) Business Days of a Responsible Officer of any Loan Party obtaining actual knowledge of any of the foregoing.  The Borrower and the Feeder Fund shall promptly notify the Administrative Agent in writing upon becoming actually aware of the occurrence of a Cause Event.

9.05                        Other Notices.  Each Loan Party will, promptly upon receipt of actual knowledge thereof, notify the Administrative Agent of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (a) any change in the financial condition or business of such Loan Party or its General Partner; (b) any default under any material agreement, contract, or other instrument to which such Loan Party is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by such Loan Party; (c) any uninsured claim against or affecting such Loan Party or any of its properties; (d) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting such Loan Party; (e) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with: (i) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law; or (ii) the Release or threatened Release of any Hazardous Material into the environment; (f) the existence of any Environmental Lien on any Properties or assets of such Loan Party; (g) any material remedial action taken by any Loan Party in response to any order, consent decree or judgment of any Governmental Authority or any Environmental Liability; or (h) the listing of any of such Loan Party’s Properties on CERCLIS to the extent that such Loan Party obtains actual knowledge of such listing, whether or not such listing would reasonably be expected to result in a Material Adverse Effect.

9.06                        Diversification Requirements. Each Loan Party shall cause its Subsidiaries at all times to, subject to applicable grace periods set forth in the Code, comply with the portfolio diversification requirements set forth in the Code applicable to RICs, to the extent applicable.

9.07                        Compliance with Loan Documents and Constituent Documents.  Unless otherwise approved in accordance with the terms of this Credit Agreement (which approval, by such terms, may require more or fewer Lenders than the Required Lenders), each Loan Party and each General Partner will promptly comply with any and all covenants and provisions of this Credit Agreement, the Notes, and all of the other Loan Documents executed by it.  Each Loan Party will use the proceeds of any Capital Call Notices only for such purposes as are permitted by its Constituent Documents.

9.08                        Books and Records; Access.  Following two Business Days’ prior written notice, each Loan Party will give any representative of the Administrative Agent access during ordinary business hours to, and permit their representatives to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Loan Party and relating to its affairs, and to inspect any of the properties of such Loan Party, provided that (a) if no Event of Default has occurred and is then continuing, such examinations and inspections shall be limited to one time in any calendar year, and (b) the Loan Parties shall not be required to disclose, discuss, permit the inspection, examination or making copies or abstracts of any document, record, information or other matter (i) the disclosure, inspection, examination, copying or discussion of which is prohibited by any Law or (ii) that is subject to bona fide attorney-client or similar privilege or constitutes bona fide attorney work product.  Such access and information obtained therefrom is expressly subject to Section 13.17 hereto.

9.09                        Compliance with Law.  Each Loan Party and each General Partner will comply in all material respects with all material laws, rules, regulations, and orders of any Governmental Authority, including without limitation, Environmental Laws and ERISA, if applicable.

9.10                        Insurance.  Each Loan Party will maintain insurance in such types and amounts, as are consistent with customary practices and standards of similar funds.

9.11                        Authorizations and Approvals.  Each Loan Party and each General Partner will promptly obtain, from time to time at its own expense, all such material governmental licenses, authorizations, consents, material permits and approvals as may be required to enable such Loan Party and such General Partner to comply with their respective obligations hereunder, under the other Loan Documents, the Subscription Agreements and under their respective Constituent Documents.

9.12                        Maintenance of Liens.  Each Loan Party and each General Partner shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Lenders to report, file, and record every instrument that the Administrative Agent may deem necessary, in its reasonable judgment, in order to perfect and maintain Lenders’ liens and security interests in the Collateral and otherwise to preserve and protect the rights of the Lenders.

9.13                        Further Assurances.  Each Loan Party and each General Partner will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and take any and all such other action, as the Administrative Agent may, from time to time, reasonably deem necessary in connection with this Credit Agreement or any of the other Loan Documents, the obligations of each Loan Party hereunder or thereunder, or for better assuring and confirming unto the Lenders all or any part of the security for any of such obligations anticipated herein.

9.14                        Investor Financial and Rating Information.  Each Loan Party shall request, from each Included Investor, to the extent not otherwise publicly available, annual financial information, as agreed from time to time with the Administrative Agent, and shall, upon receipt of such information, promptly deliver same to the Administrative Agent, or shall promptly notify the Administrative Agent of its failure to timely obtain such information.  The Loan Parties will promptly notify the Administrative Agent in writing (but in no event later than five (5) Business Days after) any Responsible Officer of any Loan Party obtains actual knowledge of: (a) any decline in the Rating of any Included Investor, or decline in the capital status of any Included Investor that is a bank holding company the result of which is noncompliance with the Applicable Requirement for such Included Investor; (b) any other Exclusion Event; (c) the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause an Exclusion Event.

9.15                        Covenants of Qualified Borrowers.  The covenants and agreements of Qualified Borrowers hereunder shall be binding and effective with respect to a Qualified Borrower upon and after the execution and delivery of a Qualified Borrower Note by such Qualified Borrower.

9.16                        RIC. The Borrower shall take (or omit to take) all actions necessary to ensure the Borrower:

(a)                                 qualifies as, and will continue to qualify as, a RIC;

(b)                                 will not be subject to taxation under Subchapter C of the Code as a regular C corporation;

(c)                                  will distribute all of its income to its shareholders and not be subject to tax under Section 851(b)(1) of the Code;

(d)                                 will distribute all net capital gains to its shareholders and not be subject to tax under Section 852(b)(3) of the Code;

(e)                                  will make all “required distributions” and not be subject to tax pursuant to Section 4982 of the Code; and

(f)                                   will not be treated as a “personal holding company” and will not be subject to tax as such pursuant to Section 541 of the Code.

SECTION 10.                  NEGATIVE COVENANTS.  So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligations (other than contingent indemnification obligations not then due and payable), each Loan Party and each General Partner agrees that, without the written consent of the Administrative Agent, based upon the approval of Required Lenders (unless the approval of the Administrative Agent alone or a different number of Lenders is expressly permitted below):

10.01                 Mergers; Dissolution.  No Loan Party will merge or consolidate with or into any Person, unless such Loan Party is the surviving entity, nor shall any General Partner merge or consolidate with or into any Person, unless such General Partner is the surviving entity, provided however, that if any such merger involves two or more Loan Parties or a Loan Party and a General Partner, such merger shall not be consummated without prior confirmation from the Administrative Agent that its Liens in the Collateral, after giving effect to such merger, have been preserved, or receipt by the Administrative Agent of documentation it reasonably requires to so preserve such Liens.  Neither any Loan Party nor any General Partner will take any action to dissolve or terminate such Loan Party or such General Partner, including, without limitation, any action to sell or dispose of all or substantially all of the property of such Loan Party or such General Partner.

10.02                 Negative Pledge.  Neither the Loan Parties nor any General Partner will create or suffer to exist any Lien upon the Collateral, other than a first priority security interest in and upon the collateral to the Lenders and other than Permitted Liens.

10.03                 Fiscal Year and Accounting Method.  No Loan Party will change its fiscal year or method of accounting without providing the Administrative Agent with prior written notice thereof.

10.04                 Constituent Documents.  Without the prior written consent of the Administrative Agent consistent with this Section, no Loan Party shall alter, amend, modify, terminate, or change any provision of its Constituent Documents affecting the Investors’ debts, duties, obligations, and liabilities, and the rights, titles, security interests, liens, powers and privileges of such Loan Party, any General Partner, the Administrative Agent or the Lenders, in each case relating to Capital Call Notices, Capital Commitments, Capital Contributions, Unfunded Commitments, the Collateral or the Debt Restrictions or in respect of any Investor with a Fee Sharing Agreement, any change to the allocations of commitments set forth therein, in each case in any way that materially and adversely affects the rights of the Administrative Agent or the Lenders (each a “material amendment”).  With respect to any proposed amendment, modification or change to any Constituent Document, the applicable Loan Party shall notify the Administrative Agent of such proposal.  The Administrative Agent shall determine, in its sole discretion (that is, the determination of the other Lenders shall not be required) on Administrative Agent’s good faith belief, whether such proposed amendment, modification or change to such Constituent Document is a material amendment, and shall use reasonable efforts to notify the appropriate Loan Party of its determination within five (5) Business Days of the date on which it is deemed to have received such notification pursuant to Section 13.07 (such date the “Response Date”).  If the Administrative Agent determines that the proposed amendment is a material amendment, the approval of the Required Lenders will be required (unless the approval of all Lenders is required consistent with the terms of Section 13.01), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the proposed amendment and any other relevant information provided by any Loan Party.  If the Administrative Agent determines that the proposed amendment is not a material amendment, the applicable Loan Party may make such amendment without the consent of the Lenders.  Additionally, in the event that the Administrative Agent does not make a determination on the Response Date, such Loan Party may provide a second notice (the “Second Notice”) to the Administrative Agent and to its counsel.  If five (5) Business Days has elapsed since the date such parties have been deemed to have received such Second Notice pursuant to Section 13.07, and no determination has been made by the Administrative Agent, the applicable Loan Party may make such amendment without the consent of the Lenders.

10.05                 Transfer by, or Admission of, Investors.

(a)                                 Transfer of Partnership Interest.  Neither the Borrower nor the Feeder Fund shall, nor shall any General Partner, if applicable, permit the Feeder Fund to, permit any Included Investor to transfer any Partnership Interest in the Borrower or the Feeder Fund; provided that any Included Investor may transfer an interest in the applicable Loan Party (i) to any other Included Investor, (ii) to a successor trust or trustee of such Included Investor or (iii) by virtue of a merger involving such Included Investor, in each case of the foregoing subsections (i), (ii) and (iii) where the transferee (or, in the case of clause (iii), the survivor) has an equal or higher Rating than that of such Included Investor, subject to receipt by the Administrative Agent of all documents, agreements or instruments necessary in the reasonable determination of the Administrative Agent to approve the transferee as an Included Investor.  Without limiting the foregoing, no Borrower shall, nor shall such Borrower permit the Feeder Fund to, permit any transfer of an Partnership Interest which would require a mandatory prepayment pursuant to Section 3.4 hereof until such mandatory prepayment has been made.  All other transfers of Partnership Interests in the Borrower or the Feeder Fund shall (A) with respect to Included Investors, require the approval of all Lenders so long as SMBC is the sole Lender hereunder or the Required Lenders if SMBC is no longer the sole Lender, and (B) with respect to Investors that are not Included Investors may be made at the discretion of the Borrower or the Feeder Fund General Partner (as applicable) and in each case, for the avoidance of doubt, shall be required to comply with the next sentence and Section 10.05(b).  Neither any Borrower nor any General Partner shall, nor shall such Borrower or such General Partner permit any other Loan Party to, permit any Investor to transfer any interest in the applicable Loan Party without (w) providing to the Administrative Agent (i) at least ten (10) days’ prior written notice thereof with respect to transfers by an Included Investor and (ii) two (2) days’ prior written notice with respect to transfers by Investors other than Included Investors and (x) delivering to the Administrative Agent in draft form all documents, agreements or instruments required to effectuate such transfer pursuant to the applicable Loan Party’s Constituent Documents and copies of any proposed Side Letters (provided that the Borrowers shall deliver final executed documentation promptly upon receipt thereof) and any proposed Fee Sharing Agreements.

(b)                                 OFAC Compliance.  Notwithstanding anything to the contrary herein, any admission of an assignee of an interest in the Borrower or the Feeder Fund or as a substitute Investor and any admission of a Person as a new Investor of the Borrower or the Feeder Fund, shall be subject to such Person being KYC Compliant and in compliance with OFAC regulations.

(c)                                  Admission of Investors.  No Loan Party shall (i) admit any Person as an additional Investor without at least two (2) Business Days prior notice to the Administrative

Agent which shall be accompanied  by the documentation required in clause (d) below and (ii) confirmation by the Administrative Agent, as to compliance with clause (b) above.

(d)                                 Documentation Requirements.  Each Loan Party shall require (i) that any Person admitted as a substitute or new Investor (whether due to a transfer by an existing Investor or otherwise) (a “Subsequent Investor”) shall, as a condition to such admission, deliver documentation similar to that described in Section 7.01(l) satisfactory to the Administrative Agent in its reasonable discretion; and (ii) any existing Investor that is a transferee from another Investor shall with respect to any increase in its Capital Commitment relating to such transfer deliver evidence of such increased Capital Commitment, and, to the extent received by the Borrower or the Feeder Fund, evidence of its authority to assume such increased Capital Commitment, all as satisfactory to the Administrative Agent in its reasonable discretion.  In the event any Person is admitted as an additional or substitute Investor, the Loan Parties will promptly deliver to the Administrative Agent a revised Exhibit A to this Credit Agreement, containing the names of each Investor and the Capital Commitments of each.

(e)                                  Funding Requirements.  Prior to the effectiveness of any transfer by an Included Investor, the applicable Loan Party shall calculate whether, taking into account the Capital Commitments of the Included Investors as if such transfer had occurred, the transfer would cause the Dollar Equivalent of the Principal Obligation to exceed the Available Amount, and shall make any Capital Calls required to pay any resulting mandatory prepayment under Section 3.04 prior to permitting such transfer.

10.06                 Capital Commitments.  No Loan Party shall: (a) without the prior written consent of the Administrative Agent, cancel, reduce, excuse, suspend or defer the Capital Commitment of any Investor; and (b) without the prior written approval of all Lenders: (i) issue any Capital Call Notices other than as contemplated by Section 5.02(c); (ii) cancel, reduce, excuse, suspend or defer the Capital Commitment of any Included Investor; or (iii) excuse any Investor from or permit any Investor to defer any Capital Contribution, if the proceeds from the related Capital Call Notice are to be applied to the Obligations hereunder; provided that the Loan Parties may excuse any Included Investor from funding a Capital Call with respect to which an Investment Exclusion Event applies.

10.07                 ERISA Compliance.  (a) No Loan Party nor any ERISA Affiliate shall establish, maintain, contribute to, or incur any liability (contingent or otherwise) with respect to, any Pension Plan; (b) without the approval of all Lenders, no Loan Party shall take any action that would cause its underlying assets to constitute Plan Assets; (c) no Loan Party shall change its Annual Valuation Period, if applicable, without giving prior written notice to the Administrative Agent; and (d) no Loan Party shall take any action, or omit to take any action, which would give rise to a “non-exempt prohibited transaction” under Section 4975(c)(1)(A), (B), (C) or (D) of the Code or Section 406(a) of ERISA and would subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under the Code or ERISA.

10.08                 Environmental Matters.  Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Laws or otherwise would not reasonably be expected to result in a Material Adverse Effect, no Loan Party: (a) shall cause any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any Property of any Loan Party in material violation of Environmental Law; or (b) shall permit any such Property to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of Environmental Law.

10.09                 Limitations on Dividends and Distributions.

(a)                                 No Loan Party shall declare or pay any dividends or distributions except as permitted under its Constituent Documents.

(b)                                 No Loan Party shall declare or pay any dividends or distributions if: (i) any Event of Default exists and is continuing; or (ii) a Potential Default under Section 11.01(a), (h) or (i) exists and is continuing; provided that distributions may be made under such Loan Party’s Constituent Documents (x) if, during the continuation of such Event of Default or Potential Default, no Obligations are then outstanding; or (y) unless an Event of Default or Potential Default, arising in each case under Section 11.01(a), (h) or (i), exists, solely for the purpose of making distributions necessary to maintain the status of the Borrower as a RIC or to avoid federal excise taxes imposed by Section 4982 of the Code (it being understood that, to the extent any distribution is permitted under this clause (y), the relevant Loan Party may withdraw from the Collateral Account an amount necessary to fund such distribution; provided that such amount does not represent the proceeds of a Capital Call made during the continuation of a relevant Event of Default or Potential Default).

10.10                 Limitation on Indebtedness. No Borrower or Feeder Fund shall incur or suffer to exist any Indebtedness (inclusive of the Obligations) which Indebtedness would be in contravention of (a) the requirements of its Constituent Documents; (b) any statutory requirement or asset coverage test contained therein applicable to it due to its status (or that of another Loan Party) as a business development company under the Investment Company Act of 1940; or  (c) any applicable Side Letter with its Investors (collectively, the “Debt Restrictions”).

10.11                 Limitation on Liens.  No General Partner shall create or suffer to exist any Lien upon its respective interest in the Borrower or the Feeder Fund nor shall the Feeder Fund General Partner engage in any activities or operate any other business other than to serve as general partner of the Feeder Fund.

10.12                 Limitation on Feeder Funds.  The Feeder Fund shall not sell, transfer, assign or otherwise dispose of, or create or suffer to exist any Lien upon, all or any portion of its interest in the Borrower.

10.13                 Maintenance of Unfunded Commitments.  The Borrower, the Feeder Fund and the Feeder Fund General Partner shall not (a) make any Capital Call that would cause the amount of Unfunded Commitments available to be called to be less than the then outstanding Obligations, (b) transfer the Unfunded Commitments of one or more Investors to any Alternative Investment Vehicle (or any other Person), or (c) cause Capital Contributions to be made to an Alternative Investment Vehicle (or any other Person), unless, in the case of clauses (b) and (c) above, such Alternative Investment Vehicle has joined this Credit Agreement as a Qualified Borrower.

10.14                 Sanctions.  Permit any Loan or the proceeds of any Loan, directly or indirectly: (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any violation by any Person (including any Lender, Arranger, Administrative Agent or Letter of Credit Issuer) of any Sanctions.

10.15                 Formation of AIVs.  No Loan Party or General Partner shall form any Alternative Investment Vehicle without the prior written consent of the Administrative Agent.

SECTION 11.                  EVENTS OF DEFAULT.

11.01                 Events of Default.  An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing:

(a)                                 the Borrower shall fail to pay when due (i) any principal of the Obligations (including without limitation, payment of cash for deposit as Cash Collateral to the extent required under Section 3.04(b)) ; (ii) any interest on the Obligations or any fee, expense or other payment required under Sections 2.10, 2.11, 2.12, 2.14, 2.15(b), or 3.02(b) hereof and including without limitation payment of cash for deposit as Cash Collateral under Section 2.16 or otherwise as required hereunder, and such failure under this clause (ii) shall continue for five (5) Business Days thereafter; or (iii) any other fees, expenses or other payments required hereunder, and such failure shall continue for five (5) Business Days after receipt by the Borrower of written demand from the Administrative Agent.

(b)                                 any representation or warranty made or deemed made by any Loan Party under this Credit Agreement or any of the other Loan Documents executed by any of them, or in any certificate or statement furnished or made to the Lenders or any of them by a Loan Party pursuant hereto or in connection herewith or with the Loans, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made or deemed made, on when furnished, and, if in the sole discretion of the Administrative Agent capable of cure, the adverse effect of the breach of such representation or warranty shall not have been cured within fifteen (15) days after the earlier of (i) written notice thereof has been given by the Administrative Agent to the Borrower, or (ii) a Responsible Officer of any Loan Party obtains actual knowledge thereof;

(c)                                  default shall occur in the performance of any of the covenants or agreements contained herein (other than the covenants contained in Section 3.04, Section 5.01, Section 5.02(a), Section 5.02(c), Section 5.03, Section 9.13, or Section 10), or of the covenants or agreements of a Loan Party contained in any other Loan Documents executed by such Person, and such default shall continue uncured to the satisfaction of the Administrative Agent for a period of fifteen (15) days after written notice thereof has been given by the Administrative Agent to such Loan Party (provided that such fifteen (15)-day cure period shall not apply respecting covenants of Loan Parties relating to statements, certificates and notices to be given by a Loan Party, but a three (3)-day grace period shall apply);

(d)                                 default shall occur in the performance of the covenants and agreements of any Loan Party contained in Section 3.04, Section 5.01, Section 5.02(a), Section 5.02(c), Section 5.03, Section 9.13, or Section 10;

(e)                                  any of the Loan Documents executed by a Loan Party shall cease, in whole or in material part, to be legal, valid, and binding agreements enforceable against such Loan Party in accordance with the terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby or any of the same shall be asserted in writing by a Loan Party;

(f)                                   any Loan Party or the Advisor shall breach any of its Constituent Documents, which breach could reasonably be expected to have a Material Adverse Effect;

(g)                                  any payment default or non-monetary default (which may result in the acceleration of) any recourse Indebtedness of one or more Loan Parties (other than the

Obligations), in an aggregate amount greater than or equal to $25,000,000 in the aggregate, and such default results in the acceleration of such recourse Indebtedness;

(h)                                 any Loan Party or any General Partner shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take partnership or corporate action for the purpose of effecting any of the foregoing; (vii) consent to any of the foregoing; provided that the occurrence of any of the foregoing with respect to a General Partner shall not constitute an Event of Default if a Person acceptable to the Administrative Agent in its sole discretion assumes the responsibilities of such General Partner;

(i)                                     the commencement of any proceeding under any Debtor Relief Laws relating to any Loan Party or any General Partner or all or any material part of its respective property is instituted without the consent of such Person and continues undismissed or unstayed for a period of sixty (60) days; or an order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization or liquidation of any Loan Party or any General Partner or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity of such Person, or of all or substantially all of its assets and such order, judgment or decree shall continue unstayed or in effect for a period of sixty (60) days, or an order for relief shall be entered in respect of any Loan Party or any General Partner in a proceeding under the Bankruptcy Code of the United States or any applicable jurisdiction and continues undismissed or unstayed for a period of sixty (60) days;

(j)                                    [Reserved].

(k)                                 any final non-appealable judgments or final non-appealable orders for the payment of money against any Loan Party or any General Partner in an aggregate amount (as to all such judgments or orders) exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not deny in writing coverage);

(l)                                     [Reserved];

(m)                             A Change of Control shall occur;

(n)                                 [Reserved].

(o)                                 The Feeder Fund General Partner shall repudiate, challenge, or declare unenforceable its respective obligation to make contributions to the capital of  either the Borrower or the Feeder Fund of which it is the general partner pursuant to its Capital Commitments or shall otherwise disaffirm the provisions of the applicable Constituent Documents, or shall fail to make a contribution to the capital of such Borrower or the Feeder Fund as applicable, when required, and such failure shall not be cured or a Person acceptable to the Administrative Agent in its sole discretion shall not assume the responsibilities of the Feeder Fund General Partner; and

(p)                                 At least two Investors having Capital Commitments aggregating fifteen percent (15%) or greater of the aggregate Capital Commitments of all Investors shall default in their obligation to fund any Capital Call when due, and such failure shall not be cured within ten (10) days when due.

For the avoidance of doubt, references herein to the Loan Parties or their General Partners, shall for purposes of the Loan Documents include the Loan Parties or General Partners as they may act from time to time through their fund managers, including acting pursuant to appropriate delegations of authority.

11.02                 Remedies Upon Event of Default.  If an Event of Default shall have occurred and be continuing, then the Administrative Agent may, and, upon the written request of the Required Lenders, shall: (a) cause the Available Amount to be reduced to an amount equal to the outstanding Obligations of the Borrower; (b) suspend the Commitments of the Lenders and any obligation of the Letter of Credit Issuer to make L/C Credit Extensions until such Event of Default is cured; (c) terminate the Commitment of the Lenders and any obligation of the Letter of Credit Issuer to make L/C Credit Extensions hereunder; (d) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable (including the liability to fund the Letter of Credit Obligations hereunder), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which each Loan Party hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (e) require that each Borrower Party Cash Collateralize its respective Letter of Credit Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); (f) exercise any right, privilege, or power set forth in Section 5.02, including, but not limited to, the initiation of Capital Call Notices of the Capital Commitments; or (g) without notice of default or demand, pursue and enforce any of Administrative Agent’s or Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, that if any Event of Default specified in Section 11.01(h) or Section 11.01(i) shall occur, the obligation of each Lender to make Loans and any obligation of the Letter of Credit Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Letter of Credit Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each Loan Party hereby expressly waives.

Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of an Event of Default (other than those described in Section 11.01(e), (h), (i), (m) or (o)), if such Event of Default can be cured by the funding of Unused Commitments, or if such Event of Default arises under Section 11.01(d) as a result of a default in the performance of the covenant contained in Section 5.02(c), for a period of five (5) Business Days (or such longer time period as may be agreed to in writing by the Administrative Agent in its sole discretion) (the “Initial Call Period”) following receipt of notice from the Administrative Agent of the occurrence of such Event of Default, the Borrower and the Feeder Fund shall each have the initial right to issue a single Capital Call Notice each to its Investors to cure such Event of Default, and the Administrative Agent and the Lenders shall not exercise such remedy until the expiration of the Initial Payment Date (as defined below); provided that: (i) such Capital Call Notice as issued by the Borrowers must require the Investors to fund their related Investor Contribution within fifteen (15) Business Days after the date of such Capital Call Notice (such fifteenth Business Day being the “Initial Payment Date”); (ii) the Investor Contributions and all other amounts paid by the Investors in respect of such Capital Call Notice are deposited into a Collateral Account; and (iii) each Borrower directs the Depository that such Investor Contributions and other payments by the Investors in such Borrower, together with any other funds held in their respective Collateral Accounts, shall be withdrawn by the

Administrative Agent to prepay the Obligations of such Borrower or of any Borrower in such Borrower’s Borrowing Group in their entirety; provided, further that nothing in this Section 11.02 shall prohibit the Administrative Agent or any Lender from exercising any remedies it may have with respect to (i) the Collateral Accounts or (ii) any Event of Default pursuant to Section 11.01(e), (h), (i), (m) or (o) or any other Event of Default that shall have occurred and be continuing that cannot be cured by the funding of Unused Commitments (other than an Event of Default pursuant to Section 11.01(d) as a result of a default in the performance of the covenant contained in Section 5.02(c)).

11.03                 Performance by Administrative Agent.  Should any Loan Party fail to perform any covenant, duty, or agreement contained herein or in any of the other Loan Documents, and such failure continues beyond any applicable cure period, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Loan Party.  In such event, each Loan Party shall, at the request of the Administrative Agent promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at Administrative Agent’s Office, together with interest thereon at the Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability or responsibility for the performance of any duties of any Loan Party, or any related Person hereunder or under any of the other Loan Documents or other control over the management and affairs of any Loan Party, or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with any Loan Party or any related Person.

11.04                 Application of Funds.  After the exercise of remedies provided for in Section 11.02 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations has automatically been required to be Cash Collateralized as set forth in the proviso to Section 11.02), any amounts received on account of the Obligations  shall, subject to the provisions of Sections 2.16 and 2.17, be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 4) payable to the Administrative Agent;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Letter of Credit Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the Letter of Credit Issuer and amounts payable under Section 4), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Letter of Credit Issuer, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.07 and 2.16; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.07(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above, and after all of the Obligations have been paid in full, paid to the Borrower or as otherwise required by Law.

SECTION 12.                  ADMINISTRATIVE AGENT.

12.01                 Appointment and Authority.  Each of the Lenders and the Letter of Credit Issuer hereby irrevocably appoints SMBC to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 12 are solely for the benefit of the Administrative Agent, the Lenders, and the Letter of Credit Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.02                 Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.03                 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.02 and 13.01); or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders) unless and until notice describing the same is given in writing to the Administrative Agent by the Borrower, a Lender or the Letter of Credit Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.04                 Reliance.  Administrative Agent, Letter of Credit Issuer and the Lenders shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Letter of Credit Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Letter of Credit Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the Letter of Credit Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.05                 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.06                 Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Loan Parties.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders (and consented to by the Borrower, if applicable) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor Administrative Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person and remove such Person as Administrative Agent and, with the consent of the Borrower (provided no Event of Default has occurred and is continuing at such time), appoint a successor. If no such successor shall have been so appointed by the Required Lenders (and consented to by the Borrower, if applicable) and shall have accepted such appointment, within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 4.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Section 13.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(d)                                 Any resignation by SMBC as Administrative Agent pursuant to this Section 12.06 shall also constitute its resignation as Letter of Credit Issuer If SMBC resigns as Letter of Credit Issuer, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Letter of Credit Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.07(c).  In the event of any such resignation as Letter of Credit Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor Letter of Credit Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender); provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of SMBC as Letter of Credit Issuer.  Upon the appointment by the Borrower of a successor Letter of Credit Issuer hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer; (ii) the retiring Letter of Credit Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to SMBC to effectively assume the obligations of SMBC  with respect to such Letters of Credit.

12.07                 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Letter of Credit Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender and the Letter of Credit Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.08                 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the Letter of Credit Issuer hereunder.

12.09                 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Letter of Credit Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Letter of Credit Issuer and the Administrative Agent under Sections 2.10, 2.11 and 2.12 and otherwise hereunder) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Letter of Credit Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Letter of Credit Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.10                 Collateral Matters.  Without limiting the provisions of Section 12.09, the Lenders and the Letter of Credit Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document: (a) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit prior to draws thereon (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Letter of Credit Issuer shall have been made); or (b) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document; or (c) subject to Section 13.01, if approved, authorized or ratified in writing by the Required Lenders.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 12.10.

SECTION 13.                  MISCELLANEOUS.

13.01                 Amendments.  Neither this Credit Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, other than in accordance with its terms, unless such amendment, waiver, discharge, or termination is in writing and signed by Required Lenders or the Administrative Agent (based upon the approval of Required Lenders), on the one hand, and the Borrower or the applicable Loan Party on the other hand; provided that, if this Credit Agreement or any other Loan Document specifically provides that the terms thereof may be amended, waived, discharged or terminated with the approval of the Administrative Agent, acting alone, or all Lenders, then such amendment, waiver, discharge or termination must be signed by the Administrative

Agent or all Lenders, as applicable, on the one hand, and the Borrower on the other hand; provided further, that no such amendment, waiver, discharge, or termination shall:

(a)                                 without the consent of each Lender affected thereby:

(i)                                                        except as expressly provided in this Credit Agreement, extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.02), or alter the provisions relating to any fees (or any other payments) payable to such Lender, without the written consent of such Lender;

(ii)                                                     postpone any date fixed by this Credit Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii)                                                  reduce the principal of (except as a result of the application of payments or prepayments), or the rate of interest specified herein on, any Loan or L/C Borrowing, or alter the computation of Letter of Credit Fees (including, without limitation, pursuant to a revision to the definition of Applicable Margin), or reduce any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of Default Rate or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(b)                                 without the consent of all Lenders:

(i)                                                        change Section 11.04 in a manner that would alter the pro rata sharing of payments required thereby;

(ii)                                                     release any liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in the Borrower or the Feeder Fund permitted hereunder;

(iii)                                                  [Reserved];

(iv)                                                 permit the cancellation, excuse or reduction of the Capital Commitment of any Included Investor;

(v)                                                    amend the definition of “Applicable Requirement” or any of the related defined terms;

(vi)                                                 amend the definition of “Alternative Currency” or any of the related defined terms;

(vii)                                              amend the definition of “Available Amount” or any of the related defined terms (except that the definition of “Maximum Commitment” may be revised to increase or decrease such amount pursuant to its terms, or otherwise with the consent of the Lenders increasing or decreasing their Commitments in connection therewith);

(viii)                                           amend the definition of “Exclusion Event” or any of the related defined terms;

(ix)                                                 amend the definition of “Included Investor” or any of the related defined terms;

(x)                                                    change the percentages specified in the definition of Required Lenders or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(xi)                                                 consent to the assignment or transfer by the Borrower or the Feeder Fund of any of their respective rights and obligations under (or in respect of) the Loan Documents; or

(xii)                                              amend the terms of this Section 13.01.

Notwithstanding the above: (A) no provisions of Section 12 may be amended or modified without the consent of the Administrative Agent; (B) no provisions of Section 2.07 may be amended or modified without the consent of the Letter of Credit Issuer; and (C) Sections 9 and 10 specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to any provision of Sections 9 or 10 shall require the consent of the Lenders that are specified therein as required for a waiver thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above and in Section 10: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; and (2) the Required Lenders may consent to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.  The Administrative Agent may, after consultation with the Borrower, agree to the modification of any term of this Credit Agreement or any other Loan Document to correct any printing, stenographic or clerical errors or omissions that are inconsistent with the terms hereof.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, such Lender shall be deemed to have given its consent to the request.

13.02                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or the Letter of Credit Issuer or their respective Affiliates, irrespective of whether or not the Administrative Agent, such Lender, the Letter of Credit Issuer or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Loan Party are owed to a branch, office or Affiliate of such Lender or the Letter of Credit Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders; and (b) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have.  Each Lender and the Letter of Credit Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

13.03                 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in the Letter of Credit Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:

(a)                                 notify the Administrative Agent of such fact; and

(b)                                 purchase (for cash at face value) participations in the Loans and subparticipations in the Letter of Credit Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                                        if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                                     the provisions of this Section shall not be construed to apply to: (x) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender); (y) the application of Cash Collateral provided for in Section 2.16; or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in the Letter of Credit Obligations to any assignee or participant, other than an assignment to the Borrower (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

13.04                 Payments Set Aside.  To the extent that any Loan Party makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or repayment.

13.05                 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the Letter of Credit Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents  against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.02 for the benefit of all Lenders and Letter of Credit Issuer; provided, however, that the foregoing shall not prohibit: (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents; (b) the Letter of Credit Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as Letter of Credit Issuer) hereunder and under the other Loan Documents; (c) any Lender from exercising setoff rights in accordance with Section 13.02 (subject to the terms of Section 13.03); or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents; then: (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.02; and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 13.03, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

13.06                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay: (i) all reasonable and documented out-of-pocket and legal expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of U.S. counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein, and the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable and documented out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Letter of Credit Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Letter of Credit Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section; or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any one counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of: (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties; or (B) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s or any of its Related Parties’ obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 4.01, this Section 13.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Letter of Credit Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are several.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no party to this Credit Agreement shall not assert, and each such party hereby waives, and acknowledges that no other Person shall have, any claim against any other party to this Credit Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  In addition, no Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than fifteen (15) Business Days after receipt by the party required to make payment thereon of an invoice setting forth such amounts in reasonable detail.

(f)                                   Survival.  The agreements in this Section and the indemnity provisions of Section 13.07(f) shall survive the resignation of the Administrative Agent, the Letter of Credit Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

13.07                 Notices.

(a)                                 Notices Generally.  Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax as follows, except where electronic delivery is authorized, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                                        If to any Loan Party, any General Partner or Administrative Agent, at its notice address and numbers set forth on Schedule II.  If to any Lender (other than directly from the Administrative Agent), in care of the Administrative Agent (which shall promptly provide a copy thereof to such Lender), at its notice address and numbers set forth on Schedule II.  Each Lender agrees to provide to the Administrative Agent a written notice stating such Lender’s address, fax number, telephone number, e-mail and the name of a contact person, and the Administrative Agent may, unless otherwise provided herein, rely on such written notice for purposes of delivering any notice, demand, request or other communication under this Credit Agreement or any other Loan Document to such Lender unless and until a Lender provides the Administrative Agent with a written notice designating a different address, fax number, telephone number or contact person.

(ii)                                                     Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 13.07.  With respect to any notice received by the Administrative Agent from any Loan Party or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.  When determining the prior days notice required for any Request for Credit Extension or other notice to be provided by a Loan Party or an Investor hereunder, the day the notice is delivered to the Administrative Agent (or such other applicable Person) shall not be counted, but the day of the related Credit Extension or other relevant action shall be counted.

(b)                                 Effectiveness of Delivery.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices sent via telephone, shall be deemed to have been given on the day and at the time reciprocal communication (i.e., direct communication between two or more persons, which shall not include voice mail messages) with one of the individuals designated to receive notice occurs during a call to the telephone number or numbers indicated for such party.  Notices delivered through electronic communications to the extent provided in subsection (c) below, shall be effective as provided in such subsection (c).

(c)                                  Electronic Communications.  Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent, Letter of Credit Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(d)                                 Effectiveness of E-mail Notice.  Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(e)                                  [Reserved].

(f)                                   Reliance by Administrative Agent, Letter of Credit Issuer and Lenders.  The Administrative Agent, the Letter of Credit Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of the Borrower even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Letter of Credit Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

13.08                 Governing Law.

(a)                                 GOVERNING LAW.  THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER, THE LETTER OF CREDIT ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND

DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LETTER OF CREDIT ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT IN CLAUSE (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH LOAN PARTY HEREBY AGREES THAT SERVICE OF PROCESS MAY BE MADE AT THE ADDRESS SET FORTH ON SCHEDULE II HERETO.  THE ADMINISTRATIVE AGENT IS HEREBY AUTHORIZED TO RELY ON THIS INFORMATION IN CONNECTION WITH ANY SERVICE OF PROCESS, AND THE LOAN PARTIES HEREBY AGREE NOT TO CONTEST SERVICE OF PROCESS BASED ON THIS INFORMATION UNLESS AND UNTIL THE ADMINISTRATIVE AGENT RECEIVES TEN (10) DAYS PRIOR WRITTEN NOTICE OF ANY CHANGES IN THE INFORMATION SET FORTH ABOVE, APPOINTING SUBSTITUTE AGENTS FOR SERVICE OF PROCESS. IN CONNECTION WITH ANY SERVICE OF PROCESS. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

13.09                 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT

AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.10                 Invalid Provisions.  If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.  If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

13.11                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 13.11; (ii) by way of participation in accordance with the provisions of clause (e) of this Section 13.11; or (iii) by way of pledge or assignment, or grant, of a security interest subject to the restrictions of clause (f) of this Section 13.11 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 13.11, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in Letter of Credit Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                                        Minimum Amounts.

(A)                                                            In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                                            in any case not described in subclause (A) above, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the

Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                                     Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned.

(iii)                                                  Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition, the written consent of the Borrower (such consent may be withheld in the sole discretion of the Borrower) shall be required unless: (1) an Event of Default has occurred and is continuing at the time of such assignment; or (2) such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or a Federal Reserve Bank.

(iv)                                                 Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v)                                                    No Assignment to Certain Persons.  No such assignment shall be made: (A) to a Loan Party or any Affiliate or Subsidiary of any Loan Party; (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); or (C) to a natural person.

(vi)                                                 Borrower Requested Assignments.  Each assignment made as a result of a demand by the Borrower under Section 13.12 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Credit Agreement or an assignment of a portion of such rights and obligations made concurrently with another assignment or assignments that together constitute an assignment of all of the rights and obligations of the assigning Lender.

(vii)                                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Letter of Credit Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.

Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(c)                                  Effect of Assignment.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (d) of this Section 13.11, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and obligations of Sections 4.01, 4.04, 4.05 and 13.06 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, each applicable Borrower Party (at its expense) shall execute and deliver a Note to the Assignee, and the applicable existing Note or Notes shall be returned to the applicable Borrower Party.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) of this Section.

(d)                                 Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Loan Parties (such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and each Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Participations.  Any Lender may at any time, without the consent of, or notice to, any Loan Party or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, or a Loan Party or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations) owing to it); provided that: (i) such Lender’s obligations under this Credit Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) each Loan Party, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.06(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 13.01 that directly affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04, and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.11 (it being understood that the documentation required under Section 4.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant: (A) agrees to be subject to the provisions of Sections 4.06 and 13.12 as if it were an assignee under clause (b) of this Section; (B) shall not be entitled to receive any greater payment under Sections 4.01 or 4.05 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.06 with respect to any Participant; and (C) in the case of a Participant claiming the benefits of Section 4.01 hereunder, such Participant shall provide the documentation required of the Lenders pursuant to Section 4.01(e) to the Lender selling such participation prior to the consummation of the sale and shall provide such documentation to the Administrative Agent and the Borrower at the same time such Participant claims any benefit under Section 4.01.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.02 as though it were a Lender, provided such Participant agrees to be subject to Section 13.03 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that (1) such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, (2) such disclosure is necessary to establish the Lender’s compliance with the parenthetical in the first sentence of subsection (e) above or (3) such disclosure is necessary to effectuate the provisions of Section 13.12.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment, or grant of a security interest, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(g)           Resignation as Letter of Credit Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time SMBC assigns all of its Commitment and Loans pursuant to Section 13.11(b), SMBC may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Letter of Credit Issuer.  In the event of any such resignation as Letter of Credit Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor Letter of Credit Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of SMBC as Letter of Credit Issuer.  If SMBC resigns as Letter of Credit Issuer, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.07(c)).  Upon the appointment of a successor Letter of Credit Issuer: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer; and (ii) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to SMBC to effectively assume the obligations of SMBC with respect to such Letters of Credit.

13.12      Replacement of Lenders.  If any Borrower Party is entitled to replace a Lender pursuant to the provisions of Section 4.06, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.11), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.01 and 4.04) and obligations under this Credit Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(b)           in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(c)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

13.13      Maximum Interest.  Regardless of any provision contained in any of the Loan Documents, the Lenders shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that the Lenders ever receive, collect or apply as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to the applicable Borrower Party.  In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, each Borrower Party and the Lenders shall, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the Lenders shall refund to the applicable Borrower Party the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, the Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date.

13.14      Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

13.15      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Potential Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

13.16      Limited Liability of Investors.  Except with respect to any expenses and losses arising from any Loan Party’s or any General Partner’s intentional misrepresentation hereunder, fraud or willful misapplication of proceeds in contravention of this Credit Agreement, for which there shall be full recourse to such General Partner, none of the Investors, including any General Partner, shall have any personal, partnership, corporate or trust liability for the payment or performance of the Obligations.  Nothing contained in this Section 13.16 or in any of the other provisions of the Loan Documents shall be construed to limit, restrict, or impede the obligations, the liabilities, and indebtedness of any Loan Party, or of any Investor to make its Capital Contributions to the Borrower or the Feeder  Fund in accordance with the terms of the applicable Constituent Documents or the right of the Administrative Agent or the Lenders to enforce obligations of any General Partner under the Collateral Documents to which it is a party or require specific performance thereof by such General Partner.  Notwithstanding anything contained in this Section 13.16, the payment and performance of the Obligations shall be fully recourse to Borrower Parties (but not their respective General Partners, except as expressly provided herein) and their respective properties and assets; provided that, this sentence shall not affect any recourse a Lender may have pursuant to any applicable Funding and Support Letter.

13.17      Confidentiality.  Each of the Administrative Agent and each Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the Administrative Agent and/or Lender that provides such Information to any such Persons shall be liable for any failure of such Persons to maintain the confidentiality of such Information); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the

National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to: (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights and obligations under this Credit Agreement; or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower Parties and their obligations, this Credit Agreement or payments hereunder; (g) with the consent of the applicable Loan Party; or (h) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section; (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Loan Party; or (z) was independently developed by the Administrative Agent or any Lender.  For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Person.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.18      USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

13.19      Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Document which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                   a reduction in full or in part or cancellation of any such liability;

(ii)                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or

(iii)                 the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

13.20      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Arranger and the Lenders, are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent., the Arranger and the Lenders, on the other hand; (ii) each of the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) each of the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, the Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any other Loan Party or any of their respective Affiliates, or any other Person; and (ii) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower or any other Loan Party and their respective Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.21      Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.22      Counterparts; Integration; Effectiveness.  This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Credit Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Letter of Credit Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 7.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Credit Agreement by fax or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

13.23      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower Party in respect of any such sum due from it to Administrative Agent, the Letter of Credit Issuer or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent, the Letter of Credit Issuer or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Administrative Agent, the Letter of Credit Issuer or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent, the Letter of Credit Issuer or any Lender from any Borrower Party in the Agreement Currency, such Borrower Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent, the Letter of Credit Issuer or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent, the Letter of Credit Issuer or any Lender in such currency, Administrative Agent, the Letter of Credit Issuer or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower Party (or to any other Person who may be entitled thereto under applicable law).

13.24      ENTIRE AGREEMENT.  THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by as of the day and year first above written.

BORROWER:

BAIN CAPITAL SPECIALTY FINANCE, INC.

By:
Name:
Title:

Revolving Credit Agreement

FEEDER FUND:

BCSF HOLDINGS, LP

By: BCSF Holdings Investors, L.P., its general partner

By:
Name:
Title:

Revolving Credit Agreement

FEEDER FUND GENERAL PARTNER:

BCSF HOLDINGS INVESTORS, L.P.

By:
Name:
Title:

Revolving Credit Agreement

ADMINISTRATIVE AGENT:

SUMITOMO MITSUI BANKING CORPORATION,
as Administrative Agent, the Letter of Credit Issuer and a Lender

By:
Name:
Title:

Revolving Credit Agreement

Schedule I

LENDER COMMITMENTS

Lender	Commitment	Applicable Percentage
Sumitomo Mitsui Banking Corporation	$150,000,000.00	100.0000000%
TOTAL	$150,000,000.00	100.0000000%

Schedule II

ADDRESSES FOR NOTICE

If to a Loan Party or General Partner:

Bain Capital Specialty Finance, Inc.
200 Clarendon Street, 37th Floor
Boston, MA 02116
Attention:	Bain Capital Credit Docs Team
Telephone:
Fax:
Email:

If to Administrative Agent or Letter of Credit Issuer:

Sumitomo Mitsui Banking Corporation
Real Estate Finance Department
Americas Division
277 Park Avenue
New York, New York 10172
Attention:
Telephone:
Fax:
Email:

With copies to:

Sumitomo Mitsui Banking Corporation
Real Estate Finance Department
Americas Division
277 Park Avenue, 6th Floor
New York, New York 10171
Attention:
Telephone:
Fax:
Email:

Sumitomo Mitsui Banking Corporation
Real Estate Finance Department
Americas Division
277 Park Avenue, 6th Floor
New York, New York 10171
Attention:
Telephone:
Fax:
Email:

Sumitomo Mitsui Banking Corporation
Real Estate Finance Department
Americas Division
277 Park Avenue, 6th Floor
New York, New York 10171
Attention:
Telephone:
Fax:
Email:

Mayer Brown LLP
1221 Avenue of the Americas, 13th Floor
New York, New York 10020
Attention:
Telephone:
Email: